     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997


                                                      REGISTRATION NO. 333-20081

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         THERMO BIOANALYSIS CORPORATION
             (Exact name of registrant as specified in its charter)
                            ------------------------

             DELAWARE                            3826                           85-0429899
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                            ------------------------

               504 AIRPORT ROAD, SANTA FE, NEW MEXICO 87504-2108
                                 (505) 471-3232
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY
                         THERMO BIOANALYSIS CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                              POST OFFICE BOX 9046
                       WALTHAM, MASSACHUSETTS 02254-9046
                                 (617) 622-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            SETH H. HOOGASIAN, ESQ.
                                GENERAL COUNSEL
                         THERMO BIOANALYSIS CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                              POST OFFICE BOX 9046
                       WALTHAM, MASSACHUSETTS 02254-9046
                                 (617) 622-1000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the Registration Statement has become effective.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION -- DATED APRIL 3, 1997


PROSPECTUS

                                1,601,500 SHARES

                                      LOGO
                                  COMMON STOCK

     This Prospectus relates to the resale of 1,601,500 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Thermo BioAnalysis Corporation (the "Company"). The Shares may be offered from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally sold by the Company in private placements pursuant to certain Securities Purchase Agreements with the Company dated March 15, 1995 and April 19, 1995 (the "Purchase Agreements"). See "Selling Shareholders."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the sellers of the Shares) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities under the Securities Act as underwriters or otherwise.

                            ------------------------


     The Company is a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). The Common Stock is traded on the American Stock Exchange under the symbol "TBA". On April 2, 1997, the reported closing price of the Common Stock on the American Stock Exchange was $9 3/8 per share.



               THE DATE OF THIS PROSPECTUS IS             , 1997.

                                  THE COMPANY

     The Company was incorporated in Delaware in February 1995 as a wholly-owned subsidiary of Thermo Instrument. At that time, Thermo Instrument contributed all of the assets relating to its capillary electrophoresis product line, its MALDI-TOF division and its Eberline health physics division to the Company in exchange for 6,500,000 shares of Common Stock and the assumption by the Company of substantially all of the liabilities relating to such businesses. On February 7, 1996, the Company acquired all of the assets, subject to certain liabilities, of DYNEX Technologies, formerly Dynatech Laboratories, from Dynatech Corporation. In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument.


     Unless the context otherwise requires, references in this Prospectus to the Company or Thermo BioAnalysis refer to Thermo BioAnalysis Corporation and its subsidiaries and the predecessor businesses that constitute the Company. As of March 29, 1997, Thermo Instrument beneficially owned approximately 67% of the Company's outstanding Common Stock, excluding the shares of Common Stock issuable upon conversion of $50.0 million principal amount of the Company's 4.875% Subordinated Convertible Note, due to Thermo Instrument, which was issued in July 1996 (the "Convertible Note"). The Company's principal executive offices are located at 504 Airport Road, Santa Fe, New Mexico 87504-2108, and its telephone number is (505) 471-3232.

                            ------------------------


     DIAS Ultra and MLX are trademarks of Thermo BioAnalysis Corporation or its subsidiaries. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.


                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of such shares.

     Intense Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. The Company believes that the principal competitive factors affecting the markets for its products include product features, product performance, price and service. The Company's competitors include a number of large multinational corporations. These companies and certain of the Company's other competitors have substantially greater financial, marketing and other resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that the Company's current products, products under development or ability to develop new technologies will be sufficient to enable it to compete effectively. See "Business -- Competition."

     Rapid and Significant Technological Change and New Products. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative, and require significant planning, design, development and testing, at the technological, product and manufacturing process levels. These activities require significant capital commitments and investment by the Company. In addition, products that are competitive in the Company's markets are characterized by rapid and significant technological change due to industry standards that may change on short notice and by the introduction of new products and technologies that render existing products and technologies uncompetitive or obsolete. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be technologically feasible or accepted by the marketplace, that any such development will be completed in any particular time frame, or that the Company's products or proprietary technologies will not become uncompetitive or obsolete. See "Business -- Research and Development" and "-- Competition."

     Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology. This is particularly true where the purchase of the product requires a significant capital commitment. The Company's optical biosensor, MALDI-TOF and capillary electrophoresis products are based on relatively new technologies. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of the Company's innovative technologies. There can be no assurance that the Company will be successful in obtaining such broad acceptance. See "Business -- Products" and "-- Research and Development."


     Dependence on Capital Spending Policies and Government Funding. The Company's customers include pharmaceutical, biotechnology and chemical companies and clinical diagnostic laboratories and companies. The capital spending policies of these companies can have a significant effect on the demand for the Company's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could have a material adverse effect on the Company's business and results of operations. Recently, biotechnology companies have raised significant amounts of capital through public share offerings, and most of these companies are engaged in active research and development programs that include capital spending. However, the availability of capital through the public markets can be cyclical and there can be no assurance that the raising of capital by these companies will continue, nor can there be any assurance that additional capital, if available, will result in increased sales of the Company's products. See "Business -- Products."



     A significant portion of the Company's sales are to universities, government research laboratories, private foundations and other institutions where funding is dependent on grants from government agencies such as the National Institutes of Health (the "NIH") and the equivalent of the NIH in the foreign countries where the Company markets its products. If government funding necessary to purchase the Company's products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, the Company's business and results of operations could be adversely affected. In addition, a significant portion of sales by the Company's Eberline health physics subsidiary were made to various branches of the United States government, primarily the United States Department of Energy (the "DOE"). Revenues attributable to sales to the Departments of Defense and Energy declined in 1996 compared to 1995. Any further decline in purchases by the United States government, including without limitation, declines as the result of budgeting limitations, could have an adverse effect on the Company's business and results of operations.


     Dependence on Patents and Proprietary Rights. The Company places considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace. The Company's success depends in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the United States and in other countries. The Company has filed and intends to file applications as appropriate for patents covering its products. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected.

     The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others nor breaching the technology licenses upon which components of the Company's products are based. The Company is aware of patents and patent applications belonging to competitors and other third parties, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease making and selling infringing products and pay damages for past infringement. In particular, the Company is aware of a U.S. patent held by a third party which may relate to the design of the cuvette used in the Company's optical biosensor system. The Company is also aware of patents held by another third party which may relate to the features of certain of the Company's MALDI-TOF mass spectrometers. Although the Company believes that the validity and/or infringement of these patents may be subject to challenge, if the patent holder were successful in enforcing any such patent, the Company would be subject to damages for past infringement and enjoined from manufacturing and selling products utilizing the features associated with the patent, which could have a material adverse effect on the Company's business and results of operations.

     The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Patents and Proprietary Technology."


     Government Regulations; No Assurance of Regulatory Approval. The production and marketing of certain of the Company's products and its ongoing research and development activities are subject to regulation by government authorities in the United States and in other countries. To the extent that an analytical instrument will be used in human clinical or diagnostic applications, the manufacturer of that instrument must submit to the U.S. Food and Drug Administration (the "FDA"), prior to commercial distribution of the instrument in the U.S., either a premarket notification ("510(k)") or a premarket approval ("PMA") application. The Company has, to date, been required to obtain 510(k) clearance with respect to certain clinical applications of its Microtiter technology products. There can be no assurance that 510(k) clearance for any future product or modification of an existing product will be granted by the FDA within a reasonable time frame, if at all, that in the future the FDA will not require manufacturers of certain medical devices to engage in a more thorough and time consuming approval process than the 510(k) process, or that the FDA or certain corresponding state or international government agencies will permit marketing of the Company's products in their respective jurisdictions.


     As a result of the clinical applications of certain of the Company's Microtiter technology products, the Company is registered with the FDA as a medical device manufacturer. As such, the Company may be inspected on a routine basis by the FDA for compliance with the FDA's Good Manufacturing Practices and other applicable regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company is required to comply with various FDA requirements for reporting of product malfunctions and other matters.

     The regulatory standards for manufacturing are currently being applied stringently by the FDA and state regulatory agencies. Noncompliance with FDA or applicable state agency regulations or discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, recalls, injunctions or seizures of products, refusal of the government to approve or clear product approval applications or to allow the Company to enter into government supply contracts, or even withdrawal of the product from the market or criminal prosecution, any of which could have a material adverse effect on the Company's business and results of operations.

     International regulatory bodies often establish varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. In order to continue to sell its products in Europe, the Company is required to maintain an ISO 9000 series registration, an internationally-recognized set of quality standards, and each of its products is required to obtain a CE mark, evidence of compliance with European Union electronic safety requirements. While the Company has an active program to comply with CE mark requirements and an ISO 9000 compliance program, there can be no assurance that the Company will be successful in maintaining its compliance with applicable certification requirements. Any violation of, and the cost of compliance with, these regulations or requirements could have a material adverse effect on the Company's business and results of operations.


     See "Business -- Products."


     Uncertainty of Patient Reimbursement. The Federal government regulates reimbursement of fees for certain diagnostic examinations and capital equipment acquisition costs connected with services to Medicare beneficiaries. Recent legislation has limited Medicare reimbursement for diagnostic examinations. For example, deficit reduction measures have resulted in reimbursement rate reductions in the past and may result in further rate reductions in the future. According to third party data, overall Medicare reimbursements were estimated to decline approximately 2.3% in 1996 from 1995. These policies may have the effect of limiting the availability or reimbursement for procedures, and as a result may inhibit or reduce demand by healthcare providers for products in the markets in which the Company competes. While the Company cannot predict what effect the policies of government entities and other third party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have an adverse impact on the operations of the Company.

     Potential Product Liability. The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing and sale of biomedical instruments and diagnostic products, and as such the Company may face substantial liability to patients for damages resulting from the faulty design or manufacture of its products. The Company currently maintains product liability insurance, but there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.


     Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in February 1996 the Company acquired the DYNEX Technologies division of Dynatech Corporation, and, in July 1996, acquired the Affinity Sensors and LabSystems divisions of Fisons plc from Thermo Instrument. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders. See "'Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Overview."



     Risks Associated With International Operations. International sales accounted for 48% of the Company's revenues in fiscal 1996. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment of the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. See "Business -- Products."


     Potential Fluctuations in Quarterly Performance. The Company's quarterly operating results may vary significantly depending on a number of factors, including the size, timing and shipment of individual orders, seasonality of revenue, foreign currency exchange rates, the mix of products sold and general economic conditions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Control by Thermo Instrument. The Company's stockholders do not have the right to cumulate votes for the election of directors. Thermo Instrument, which owns approximately 67% of the outstanding Common Stock of the Company, has the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate action submitted to a vote of the Company's stockholders. See "Relationship with Thermo Electron and Thermo Instrument" and "Security Ownership of Certain Beneficial Owners and Management."

     Potential Conflicts of Interest. The Company may be subject to potential conflicts of interest from time to time as a result of its relationship with Thermo Electron and Thermo Instrument. For example, conflicts may arise in the determination of the annual services fee payable by the Company pursuant to the Corporate Services Agreement between the Company and Thermo Electron and in determining whether to invest funds with or borrow funds from Thermo Electron pursuant to other contractual arrangements. Certain officers of the Company are also officers of Thermo Instrument, Thermo Electron and/or other subsidiaries of Thermo Electron, and are full-time employees of Thermo Instrument or Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. For financial reporting purposes, the Company's financial results are included in the consolidated financial statements of Thermo Instrument and Thermo Electron. The members of the Board of Directors of the Company who are also affiliated with Thermo Electron or Thermo Instrument will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermo Instrument and Thermo Electron. In some instances the impact of such decisions could be disadvantageous to the Company while advantageous to Thermo Instrument or Thermo Electron, or vice versa. The Company is a party to various agreements with Thermo Electron and Thermo Instrument that may limit the Company's operating flexibility. See "Relationship with Thermo Electron and Thermo Instrument."


     Significant Additional Shares Eligible for Sale After this Offering. The 6,500,000 shares of Common Stock owned by Thermo Instrument have been eligible for resale under Rule 144 promulgated under the Securities Act since February 1997. In addition, as long as Thermo Instrument is able to elect a majority of the Company's Board of Directors, it will have the ability to cause the Company at any time to register for resale all or a portion of the Common Stock owned by Thermo Instrument. Additional shares of Common Stock issuable upon exercise of options granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and affect the Company's ability to raise capital. See "Relationship with Thermo Electron and Thermo Instrument" and "Shares Eligible for Future Sale."


     Lack of Dividends. The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Dividend Policy."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been publicly traded on the American Stock Exchange since September 18, 1996. The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock on the American Stock Exchange.


                                FISCAL 1996                                   HIGH      LOW
----------------------------------------------------------------------------  ----      ----
Third Quarter (September 18, 1996 through September 28, 1996)...............  $14       $13 1/8
Fourth Quarter..............................................................  $14 5/8   $12 1/2
FISCAL 1997

First Quarter...............................................................  $14 1/8   $ 9 1/4
Second Quarter (through April 2, 1997)......................................  $ 9 5/8   $ 9



     As of April 2, 1997, there were 137 holders of record of Common Stock.


                                DIVIDEND POLICY

     The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the Common Stock.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          1996
                                                      ---------------------------------------------
                                                      FIRST (1)     SECOND       THIRD      FOURTH
                                                      ---------     -------     -------     -------
Revenues............................................   $ 10,911     $18,871     $19,346     $22,521
Gross Profit........................................      4,195       9,481       9,573      10,593
Net Income (Loss)...................................     (3,114)        431         787       1,460
Earnings (Loss) per Share:
  Primary...........................................       (.38)        .05         .10         .15
  Fully diluted.....................................       (.38)        .05         .10         .14



                                                                          1995
                                                       ------------------------------------------
                                                        FIRST      SECOND       THIRD      FOURTH
                                                       -------     -------     -------     ------
Revenues............................................    $6,229      $5,457      $5,350     $5,498
Gross Profit........................................     2,540       2,320       2,266      2,372
Net Income..........................................       603         704         631        576
Earnings per Share..................................       .09         .09         .08        .07


---------------


(1) Reflects the results of DYNEX since February 1996, and of Affinity Sensors and LabSystems since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.

                         SELECTED FINANCIAL INFORMATION


     The selected financial information below as of and for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus. The selected financial information as of and for the fiscal year ended January 1, 1994 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Prospectus. The selected financial information for the fiscal year ended January 2, 1993 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.



                                                                        FISCAL YEAR
                                             ------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                                                      COMBINED
                                                                                                      ---------
                                              1992       1993       1994       1995      1996 (1)     1996 (2)
                                             -------    -------    -------    -------    ---------    ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $20,120    $24,479    $25,127    $22,534    $  71,649     $78,837
                                             -------    -------    -------    -------     --------     -------
Costs and Operating Expenses:
  Cost of revenues.........................   10,981     13,010     14,176     13,036       37,807      41,762
  Selling, general and administrative
    expenses...............................    4,067      4,914      5,054      4,804       20,987      25,979
  Research and development expenses........    2,448      2,242      2,042      1,325        7,298       8,413
  Write-off of acquired technology.........       --         --         --         --        3,500          --
                                             -------    -------    -------    -------     --------     -------
                                              17,496     20,166     21,272     19,165       69,592      76,154
                                             -------    -------    -------    -------     --------     -------
Operating Income...........................    2,624      4,313      3,855      3,369        2,057       2,683
Interest Income (Expense), Net.............       --         --         --        819         (593)     (1,146)
                                             -------    -------    -------    -------     --------     -------
Income Before Income Taxes.................    2,624      4,313      3,855      4,188        1,464       1,537
Income Tax Provision.......................    1,449      1,775      1,455      1,674        1,900       1,096
                                             -------    -------    -------    -------     --------     -------
Net Income (Loss)..........................  $ 1,175    $ 2,538    $ 2,400    $ 2,514    $    (436)    $   441
                                             =======    =======    =======    =======     ========     =======
Earnings (Loss) per Share (3)..............  $   .18    $   .38    $   .36    $   .32    $    (.05)    $   .05
                                             =======    =======    =======    =======     ========     =======
Weighted Average Shares (3)................    6,617      6,617      6,617      7,811        8,601       8,601
                                             =======    =======    =======    =======     ========     =======
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital............................  $ 5,808    $ 6,333    $ 8,282    $27,105    $  59,750
Total Assets...............................   11,767     13,596     14,349     32,907      122,997
Subordinated Convertible Note, Due to
  Parent Company...........................       --         --         --         --       50,000
Shareholders' Investment...................    7,838      8,332     10,162     29,146       51,316


---------------


(1) Reflects the results of DYNEX since February 1996, and of Affinity Sensors and LabSystems since their acquisition by Thermo Instrument in March 1996, including the associated write-off of $3,500,000 of acquired technology.



(2) The pro forma combined statement of operations data was derived from the pro forma combined condensed statement of operations included elsewhere in this Prospectus. The pro forma combined statement of operations data sets forth the results of operations for 1996 as if the acquisitions of DYNEX, Affinity Sensors and LabSystems, the issuance of the $50.0 million principal amount Convertible Note to Thermo Instrument and the repayment of the $30.0 million principal amount note payable to Thermo Electron had occurred at the beginning of 1996.


(3) Pursuant to Securities and Exchange Commission requirements, earnings (loss) per share have been presented for all periods. Weighted average shares for all periods include the 6,500,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company has three principal product lines: life sciences instrumentation, information management systems, and health physics instrumentation. The Company's life sciences instrumentation group includes its DYNEX Technologies ("DYNEX"), Affinity Sensors, and MALDI-TOF mass spectrometer subsidiaries and its capillary electrophoresis ("CE") division, through which the Company designs, manufactures, and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and CE technologies. The Company's LabSystems subsidiary designs, implements, and supports laboratory information management systems ("LIMS") and chromatography data systems. The Company's Eberline health physics subsidiary supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.



     The Company's strategy is to develop and market a portfolio of instruments and information management systems for biochemistry and other applications through research and development of innovative products and through the acquisition of complementary businesses and technologies. In February 1996, the Company acquired DYNEX, which supplies automated systems, detection systems, and consumables for the immunoassay market. Effective March 29, 1996, the Company acquired Affinity Sensors and LabSystems from Thermo Instrument Systems Inc. ("Thermo Instrument") (see Note 2 to the Company's Consolidated Financial Statements). Affinity Sensors supplies optical biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements, and supports LIMS and chromatography data systems used in research and development, quality assurance and control, and processing plants.


RESULTS OF OPERATIONS


  1996 Compared With 1995



     Revenues increased to $71.6 million in 1996 from $22.5 million in 1995. This increase was primarily due to the inclusion of $33.1 million in revenues from DYNEX, acquired in February 1996, and the inclusion of $19.2 million in revenues from LabSystems and Affinity Sensors, which were acquired effective March 29, 1996, offset in part by lower revenues at the Company's MALDI-TOF subsidiary due to increased competition and a change in distribution channels from commission-based sales agents to distributors. In addition, the Company believes that revenues at the Company's Eberline health physics subsidiary decreased primarily due to reduced spending at U.S. Department of Energy facilities as a result of the federal budgetary impasse.



     The gross profit margin increased to 47% in 1996 from 42% in 1995, primarily due to the inclusion of higher-margin revenues at LabSystems and Affinity Sensors and, to a lesser extent, at DYNEX. These increases were offset in part by a decrease in margins at the Company's MALDI-TOF subsidiary, due to a change in distribution channels from commission-based sales agents to distributors, which resulted in reduced revenues.



     Selling, general and administrative expenses as a percentage of revenues increased to 29% in 1996 from 21% in 1995, primarily due to higher costs as a percentage of revenues at DYNEX and, to a lesser extent, at LabSystems. In mid-1996 the Company implemented a cost reduction plan at DYNEX, which is intended to reduce selling, general, and administrative expenses as a percentage of revenues primarily by decreasing staffing levels and, to a lesser extent, travel and other related costs. Research and development expenses increased to $7.3 million in 1996 from $1.3 million in 1995, primarily due to the inclusion of expenses at DYNEX, LabSystems, and Affinity Sensors.



     During 1996, the Company wrote off $3.5 million of acquired technology in connection with the acquisitions of Affinity Sensors and LabSystems (see Note 2 to the Company's Consolidated Financial Statements).

     Interest income in both periods primarily represents interest earned on invested proceeds from the Company's private placements of common stock in March and April 1995, and initial public offering of common stock in September and October 1996. Interest expense, related party, in 1996 represents interest associated with a $50.0 million principal amount subordinated convertible note issued to Thermo Instrument in July 1996 and, to a lesser extent, interest associated with a $30.0 million promissory note issued to Thermo Electron Corporation (Thermo Electron) in February 1996, which was repaid in July 1996.



     The effective tax rate was 38% and 40% in 1996 and 1995, respectively, excluding the effect of the 1996 write-off of acquired technology associated with the acquisitions of U.K.-based Affinity Sensors and LabSystems, for which no tax benefit has been recorded. These rates exceed the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate decreased in 1996 primarily due to income from certain newly acquired foreign companies, which are subject to lower tax rates.



  1995 Compared With 1994



     Revenues decreased 10% to $22.5 million in 1995 from $25.1 million in 1994, primarily due to lower health physics sales which resulted from lower capital spending by commercial nuclear power producers and government laboratories, U.S. government budget constraints, and regulatory uncertainty concerning clean-up projects.



     The gross profit margin declined to 42% in 1995 from 44% in 1994. This reduction was primarily due to lower sales of high-margin personnel contamination monitors and environmental monitors produced by the Company's Eberline health physics subsidiary.



     Selling, general and administrative expenses as a percentage of revenues increased to 21% in 1995 from 20% in 1994 due to the decrease in revenues noted above. Research and development expenses decreased to $1.3 million in 1995 from $2.0 million in 1994 primarily due to the elimination of German research and development activities at the Company's MALDI-TOF subsidiary and a reduction in spending at the Company's Eberline health physics subsidiary in 1994 and in 1995.



     Interest income in 1995 represents interest on invested proceeds from the Company's private placements of common stock in March and April 1995.



     The effective tax rate was 40% in 1995 and 38% in 1994. These rates exceed the statutory federal rate primarily due to the impact of state income taxes. The increase in the effective rate resulted from the inability in 1995 to provide a tax benefit on foreign losses and a reduced tax benefit associated with the Company's foreign sales corporation.



LIQUIDITY AND CAPITAL RESOURCES



     Consolidated working capital was $59.8 million as of December 28, 1996, compared with $27.1 million as of December 30, 1995. Included in working capital are cash and cash equivalents of $45.5 million as of December 28, 1996, compared with $17.7 million as of December 30, 1995. During 1996, $8.6 million of cash was provided by operating activities. An increase in accounts payable and other current liabilities provided $3.1 million primarily as a result of higher accounts payable and accrued expense balances at DYNEX, which had been reduced from normal levels in anticipation of its acquisition by the Company. Cash flow from operations was reduced by an increase in accounts receivable of $2.1 million, primarily at DYNEX.



     Investing activities used $52.2 million of cash during 1996. The Company expended $50.7 million, net of cash acquired, for acquisitions (see Note 2 to the Company's Consolidated Financial Statements) and $1.5 million for purchases of property, plant and equipment. The Company expects to make capital expenditures of approximately $2 million for purchases of property, plant and equipment during 1997.



     During 1996, financing activities provided $70.8 million in cash. To help finance the acquisition of DYNEX, the Company borrowed $30.0 million from Thermo Electron pursuant to a promissory note due February 1997. In connection with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50.0 million principal amount subordinated convertible note, and used part of the proceeds to retire the $30.0 million promissory note issued to Thermo Electron. In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering for net proceeds of $20.8 million.



     Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash for the possible acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions through a combination of internal funds, additional debt or equity financing, and/or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF RESULTS OF OPERATIONS OF DYNEX TECHNOLOGIES

OVERVIEW

     DYNEX Technologies operated as a division of Dynatech Corporation through February 7, 1996. The Company acquired substantially all of the assets of DYNEX, subject to certain liabilities, on February 7, 1996. DYNEX designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market.

     In describing the results of operations below, the period from April 1, 1995 through February 7, 1996 is referenced as fiscal 1996, and the years ended March 31, 1995 and 1994 are referenced as fiscal 1995 and fiscal 1994, respectively.

RESULTS OF OPERATIONS

  Fiscal 1996 Compared With Fiscal 1995

     Revenues decreased 24% to $28.5 million in fiscal 1996 from $37.3 million in fiscal 1995. Revenues decreased $5.8 million in fiscal 1996 due to the abbreviated fiscal year. In addition, DYNEX had nonrecurring sales of certain products to customers in Russia of $0.2 million in fiscal 1996 compared with $3.0 million in fiscal 1995.

     The gross profit margin decreased to 45% in fiscal 1996 from 46% in fiscal 1995, primarily due to an increase in lower margin sales to original equipment manufacturers ("OEM's"), offset in part by a reduction in lower margin nonrecurring sales in fiscal 1996 of certain products manufactured by third parties for customers in Russia.

     Selling, general and administrative expenses as a percentage of revenues increased to 40% in fiscal 1996 from 34% in fiscal 1995 primarily due to the decrease in revenues discussed above. Research and development expenses decreased to $2.3 million in fiscal 1996 from $2.5 million in fiscal 1995 primarily due to the abbreviated fiscal year.

     Interest expense increased in fiscal 1996 primarily due to an increase in the interest allocation from Dynatech Corporation as a result of increased borrowings.

     The effective tax rates in fiscal 1996 and fiscal 1995 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.

  Fiscal 1995 Compared With Fiscal 1994

     Revenues increased 24% to $37.3 million in fiscal 1995 from $30.1 million in fiscal 1994. Revenues increased primarily due to increased demand, which resulted in part from the introduction of certain new instrumentation products. In addition, nonrecurring sales of certain products to customers in Russia accounted for an increase in revenues of $2.3 million.

     The gross profit margin decreased to 46% in fiscal 1995 from 49% in fiscal 1994, primarily due to the inclusion of lower margin nonrecurring revenues on the sale of certain products manufactured by third parties for customers in Russia, and an increase in lower margin sales to OEM's.

     Selling, general and administrative expenses as a percentage of revenues decreased to 34% in fiscal 1995 from 41% in fiscal 1994 primarily due to the increase in revenues discussed above. Research and development expenses were $2.5 million in both periods.

     Interest expense decreased in fiscal 1995 primarily due to a decrease in the interest allocation from Dynatech Corporation.

     The effective tax rates in fiscal 1995 and fiscal 1994 differ from the statutory federal income tax rate primarily due to the inability to provide a tax benefit on losses incurred at certain subsidiaries and, to a lesser extent, higher tax rates at certain foreign subsidiaries.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                       OF AFFINITY SENSORS AND LABSYSTEMS

OVERVIEW

     Affinity Sensors and LabSystems operated as divisions of Fisons plc through March 29, 1996 at which time Thermo Instrument acquired a substantial portion of the Scientific Instruments Division of Fisons plc (of which Affinity Sensors and LabSystems form a part). In July 1996, the Company acquired Affinity Sensors and LabSystems from Thermo Instrument.

     Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements and supports laboratory information management systems and chromatography data systems.

RESULTS OF OPERATIONS

  First Quarter 1996 Compared with First Quarter 1995

     Turnover increased 7% to 2.9 million British pounds sterling in the first quarter of 1996 from 2.7 million British pounds sterling in the first quarter of 1995. This increase was primarily due to an increase of 0.6 million British pounds sterling in turnover at LabSystems due to increased demand for its product in South America and Asia, partially offset by a decrease in turnover of
0.4 million British pounds sterling at Affinity Sensors due to the timing of certain shipments.

     The gross profit margin declined to 53% in the first quarter of 1996, from 63% in the first quarter of 1995, primarily due to a provision for obsolescence recorded in the first quarter of 1996 for approximately 0.3 million British pounds sterling.

     Distribution costs represented 30% of turnover in the first quarter of 1996 compared with 24% of turnover in the first quarter of 1995. The increase was primarily due to an increase in the reserve for bad debts of approximately 0.2 million British pounds sterling. Administrative expenses remained constant at 63% of turnover in both periods.

  1995 Compared With 1994

     Turnover decreased 4% to 14.4 million British pounds sterling in 1995 from
15.0 million British pounds sterling in 1994. This decrease was primarily due to a decrease of 1.0 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems, offset in part by an increase in turnover of 0.4 million British pounds sterling at Affinity Sensors due to increased demand.

     The gross profit margin increased to 75% in 1995 from 72% in 1994, primarily due to a change in sales mix at Affinity Sensors.

     Distribution costs represented 18% of turnover in 1995 compared with 21% of turnover in 1994. The decrease was primarily due to a restructuring of LabSystems' United States sales office which resulted in the elimination of approximately one third of the office's sales personnel. Administrative expenses remained constant at 55% of turnover in both periods.

     The tax provision in both periods exceeded the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.

  1994 Compared With 1993

     Turnover decreased 6% to 15.0 million British pounds sterling in 1994 from
16.0 million British pounds sterling in 1993. This decrease was primarily due to a decrease of 1.7 million British pounds sterling in turnover at LabSystems due to a decrease in demand for its chromatography data systems products, offset in part by an increase in turnover of 0.7 million British pounds sterling at Affinity Sensors due to increased demand.

     The gross profit margin decreased to 72% in 1994 from 74% in 1993 due to a decrease in turnover of higher margin products at LabSystems.

     Distribution costs represented 21% of turnover in 1994 compared with 18% of turnover in 1993. This increase was primarily due to an increase of approximately 0.4 million British pounds sterling in costs for Affinity Sensors' United States sales office for a full year of operations in 1994 compared with three months in 1993. Administrative expenses represented 55% of turnover in 1994 compared with 58% of turnover in 1993. This decrease was primarily due to a write-off of 0.4 million British pounds sterling of intangibles in 1993.

     The tax provision in both periods exceeds the United Kingdom statutory rate of 33% primarily due to losses incurred by sales offices in the United States for which no tax benefit has been recorded.

                                    BUSINESS


OVERVIEW



     Thermo BioAnalysis designs, manufactures, and markets instruments and information management systems used in biochemical research and production, as well as in clinical diagnostics. The Company has three principal product lines: life sciences instrumentation, information management systems, and health physics instrumentation. The Company's life sciences instrumentation group includes its DYNEX Technologies ("DYNEX"), Affinity Sensors, and MALDI-TOF mass spectrometer subsidiaries and its capillary electrophoresis ("CE") division, through which the Company designs, manufactures, and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and CE technologies. The Company's LabSystems subsidiary designs, implements, and supports laboratory information management systems and chromatography data systems. The Company's Eberline health physics subsidiary supplies radiation detection and counting instrumentation and sophisticated radiation monitoring systems to the nuclear industry worldwide.



     The Company's strategy is to develop and market a portfolio of instruments and information management systems for biochemistry and other applications through research and development of innovative products and through the acquisition of complementary businesses and technologies. In February 1996, the Company acquired DYNEX, which supplies automated systems, detection systems, and consumables for the immunoassay market, for $43.2 million in cash. In July 1996, the Company acquired for $9.0 million in cash the Affinity Sensors and LabSystems divisions of Fisons plc ("Fisons") from Thermo Instrument, which had acquired a substantial portion of the Scientific Instruments Division of Fisons from Rhone-Poulenc Rorer, Inc. on March 29, 1996. The purchase price is subject to a post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. Affinity Sensors supplies optical biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities, and medical research institutes. Affinity Sensors was established to develop and commercialize products based on a new technology, optical biosensors, and commenced commercial sales in 1993. LabSystems designs, implements, and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants.



     The Company markets and distributes its products through a number of channels, including a direct sales force, independent sales representatives, distributors, and original equipment manufacturers ("OEMs"). The method of distribution is determined by product line and market size and potential, as well as by local business convention, industry mix, and the availability of technically-qualified representatives.



PRODUCTS



  Life Sciences Instrumentation



     The Company designs, manufactures, and markets a broad range of instruments and consumables based on proprietary immunoassay, optical biosensor, mass spectrometry, and capillary electrophoresis technologies. The Company's products include automated systems, detection systems, and consumables for the immunoassay market; optical biosensors; MALDI-TOF mass spectrometers; and capillary electrophoresis systems, components, and accessories.



     Immunoassay. The Company's DYNEX subsidiary designs, manufactures, sells, and supports products for immunoassay testing. Immunoassay is an analytical method used for the qualitative and quantitative analysis of biological molecules. Immunoassay products are used in medical and pharmaceutical research; clinical diagnostics including tests for pregnancy, hepatitis, and HIV; veterinary medicine; agricultural diagnostics; water quality testing; and food and beverage testing. In 1996, the Company introduced the MLX luminescence detection system, and a third-generation fully automated testing system, the DIAS Ultra.



     The Company has focused its sales efforts on the clinical diagnostic and research markets, including healthcare and hospital facilities, chemical and pharmaceutical manufacturers, universities, medical and pharmaceutical research laboratories, veterinary and agricultural research laboratories, and governmental institutions such as the U.S. Food and Drug Administration, the National Institute of Health, and the Center for Disease Control. The Company's products are used principally by large clinical and research laboratories and manufacturers, including pharmaceutical companies, where large-batch, high-volume testing methods are required.



     The Company sells its immunoassay products principally through its direct sales force, OEMs, and distributors throughout the world. The company maintains direct sales offices in the Czech Republic, France, Germany, Hong Kong, Russia, the United Kingdom, and the United States. The Company also sells through manufacturers' representatives. The Company sells to clinical laboratories and hospitals primarily through OEM arrangements with major reagent manufacturers that purchase consumables and instruments for resale to their customers.



     Optical Biosensors. Optical biosensor systems are a new technology used to quantify biomolecules and characterize their functional properties. Optical biosensor systems monitor the interaction of two or more biological compounds by measuring changes in the refractive index caused by molecular activity. The Company's Affinity Sensors subsidiary designs, develops, and sells optical biosensors for life sciences research in the pharmaceutical and biotechnology industries, universities, and medical research institutes. The Company offers both manual and automated versions of its optical biosensor system for performing a broad range of assays and affinity measurements. In 1996, the Company introduced an automated optical biosensor system, and is currently developing multi-analyte biosensors.



     The Company's optical biosensor products serve a variety of geographic markets. In the United Kingdom and the United States, the Company maintains direct sales and service offices, as well as distributors. In Australia, Belgium, France, Germany, Italy, Japan, the Netherlands, Spain, Scandinavia, Switzerland, and Singapore, the Company distributes its optical biosensor products through an arrangement with Thermo Instrument.



     MALDI-TOF Mass Spectrometry. The Company currently offers three MALDI-TOF mass spectrometers, including an enhanced benchtop MALDI-TOF mass spectrometer that has significantly enhanced resolution, which was introduced in 1996. Mass spectrometry measures the molecular weight of a sample's components, thereby enabling identification and measurement of organic chemical compounds and/or inorganic elements contained in the sample. Historically, mass spectrometry has been of little use to biochemists because mass spectrometry measurements of large molecules, such as the biomolecules that comprise peptides and proteins that have molecular weights in excess of 3,000 daltons, were not possible.



     The development of ionization techniques such as those used in the MALDI-TOF mass spectrometer have solved this problem. MALDI-TOF mass spectrometers, first commercially available in 1990, measure the amount of time required for an ionized molecule to reach a detector, and convert that measurement into a measurement of mass. Using these devices, biochemists can measure molecules with molecular weights of up to 500,000 daltons.



     The Company distributes its MALDI-TOF mass spectrometry products through its direct sales force in the United States and Western Europe, and through sales representatives elsewhere in the world. In Japan, the Company distributes its MALDI-TOF mass spectrometry products through an arrangement with ThermoQuest Corporation ("ThermoQuest"), a majority-owned subsidiary of Thermo Instrument.



     Capillary Electrophoresis. Capillary electrophoresis or "CE" is a purification and separation technique commercially introduced in 1989. CE systems separate molecules as they move through an extremely narrow tube, or capillary, that is charged with an electric field. The Company's line of CE systems includes a low-cost, manually-controlled CE system and a fully-automated CE system with multiple wavelength detectors. In 1996, the Company introduced its new generation CE system that has more than twice the sample capacity of competing products, thereby permitting users to decrease labor costs by allowing longer periods of unattended operation. The Company's CE systems offer high sensitivity, as well as advanced data handling, control, and automation features. The Company also offers a line of CE capillaries, buffers, and other consumables.

     The largest market for CE systems are pharmaceutical companies, whose research activities require state-of-the-art CE systems and related supplies. One of the principal applications for CE systems is the analysis and separation of biomolecules such as proteins, peptides, and nucleic acids, including DNA. Applications of DNA separation by CE include the identification of specific individuals through DNA "fingerprinting" and the diagnosis of diseases and specific genetic disorders such as leukemia, hepatitis, and sickle cell anemia.



     ThermoQuest distributes the Company's CE products and is the exclusive distributor of such products in jurisdictions in which it maintains a direct sales force.



     Life sciences instrumentation revenues were $6,467,000, $6,308,000, and $40,623,000 in 1994, 1995, and 1996, respectively.



  Information Management Systems



     The Company's LabSystems subsidiary designs, develops, and supports laboratory information management systems ("LIMS") and chromatography data systems ("CDS"), and is recognized as one of the world's leading LIMS suppliers. The Company also maintains an implementation support group that provides software customization and project management services for its customers. The Company's products are distributed throughout a wide user base including research and development, quality assurance/quality control, and processing facilities. A substantial majority of the Company's customers are Fortune 500 companies in the process chemical, aerospace, pharmaceutical, environmental, oil and gas, petrochemical, automotive, food and beverage, agricultural, and medical products industries.



     The Company's CDS products are open system analytical tools that assist users in analyzing chromatographic data obtained via gas and liquid chromatography and capillary electrophoresis.



     The Company's LIMS and CDS products serve a variety of geographic markets. In the United Kingdom and the United States, the Company maintains direct sales and service offices, as well as a network of distributors. In Australia, Brazil, Canada, France, Germany, Italy, the Middle East, the Netherlands, Scandinavia, Singapore, South Africa, and Spain, the Company distributes its LIMS and CDS products through an arrangement with Thermo Instrument.



     Information management systems revenues were $16,217,000 from March 29, 1996, the date Thermo Instrument acquired LabSystems, through December 28, 1996.



  Health Physics Instrumentation



     The Company produces a broad range of products, including portable and stand-alone instruments and computer-integrated systems that detect and measure nuclear radiation in and around nuclear power plants and other facilities where radioactive materials are used.



     Approximately 58% of the radiation monitoring instruments sold by the Company are purchased for use in nuclear power plants and United States Department of Energy facilities. The remainder are sold to medical and educational institutions, the military service, state and local governments, and others.



     The Company also designs, manufactures, and installs complete computer-integrated systems for monitoring effluents from nuclear power plants and for making radiation measurements at strategic locations throughout such facilities. These systems comprise a network of radiation monitors and data acquisition subsystems that process and store measurements and, on request, transmit data to a central system controller for display and recordkeeping.



     The Company sells its health physics instruments directly through sales and support offices in the United States and Canada, and through sales representatives elsewhere in the world.



     Health physics revenues were $18,660,000, $16,226,000, and $14,809,000 in
1994, 1995, and 1996, respectively.

COMPETITION



     The markets for the Company's products are highly competitive. In each of the markets it serves, the Company competes with a number of companies, many of which have greater engineering, manufacturing, and marketing resources than the Company.



  Life Sciences Instrumentation



     Immunoassay. The Company competes in the immunoassay market primarily on the basis of technological innovation, performance (including throughput and sensitivity), flexibility, and price. The Company's principal competitors in the consumables or plastics market include Nunc-Nalge Inc., Greiner GmbH, and Corning-Costar Corporation. In the detection systems market, the Company competes primarily with Bio-Tek Instruments, Inc. and Molecular Devices Corporation. In the automated systems market, the Company's main competitors include BioChem Pharma Inc., Immunosystems, Inc., Hamilton Bonaduz AG, and Tecan AG.



     Optical Biosensors. The Company competes in the optical biosensor market primarily on the basis of ease and flexibility of use, technical performance, analytical throughput, speed of data analysis, and price. The dominant competitor in the market for optical biosensors is Biocore International, Inc., a majority-owned subsidiary of Pharmacia & Upjohn, Inc.



     MALDI-TOF Mass Spectrometry. The Company competes in the MALDI-TOF mass spectrometry market primarily on the basis of the technical performance of its MALDI-TOF mass spectrometers as well as on the need in the analytical biochemistry community for highly-automated mass spectrometers. To a lesser degree, the Company also competes on the basis of price. Principal competitors in the mass spectrometry market include PerSeptive Biosystems, Inc., Shimadzu Corporation, Hewlett-Packard Company ("Hewlett-Packard"), Bruker Instruments Inc., and Micromass Ltd.



     Capillary Electrophoresis. The Company competes in the market for CE systems primarily on the basis of technical performance and automation features, and, to a lesser extent, price. The Company's principal competitors in the CE market include Beckman Instruments, Inc. ("Beckman"), Bio-Rad Laboratories, Inc., and Hewlett-Packard.



  Information Management Systems



     The Company competes in the high-end LIMS and CDS markets primarily on the basis of the functionality, flexibility, and technical sophistication of its systems, as well as on its ability to tailor its software packages to a customer's specific laboratory protocols, its ability to provide superior customer service and technical support, and price. Significant competitors in the LIMS and CDS markets include Perkin-Elmer Corporation, Beckman, Hewlett-Packard, the Laboratory MicroSystems, Inc. subsidiary of Instron Corporation, and Waters Instruments, Inc.



  Health Physics Instrumentation



     Although there has been a trend toward consolidation among suppliers of health physics instrumentation over the last five years, the market for health physics instrumentation remains fragmented. The Company competes in this market primarily on the basis of product reliability and technological innovation, and price. Significant competitors include the Instruments Group of EG&G, Inc., the Nuclear Products Division of Morgan Crucible Co. plc, the Bicron/NE Technology division of Saint-Gobain-Norton Industrial Ceramics Corporation, and The Rados Companies.



RESEARCH AND DEVELOPMENT



     During 1994, 1995, and 1996, the Company expended approximately $2,042,000, $1,325,000, and $7,298,000, respectively, on internally sponsored research and development programs.

PATENTS AND PROPRIETARY TECHNOLOGY



     The Company's policy is to protect its intellectual property rights and to apply for patent protection when appropriate. The Company currently holds several issued United States patents expiring at various dates ranging from 2002 to 2011. The Company also has applications pending for additional United States patents and a number of foreign counterparts for its patents in various foreign countries. In addition, the Company has registered, or other, trademarks. Patent protection provides the Company with competitive advantages with respect to certain systems. The Company believes, however, that technical know-how and trade secrets are more important to its business than patent protection.



     The Company seeks to maintain the confidentiality of its proprietary technology that is not covered by patent protection by requiring employees who work with proprietary information to sign confidentiality agreements and by limiting access by parties outside the Company to such confidential information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of this information, or that others will not be able to independently develop such information. Moreover, as is the case with the Company's patent rights, the enforcement by the Company of its trade secret rights can be lengthy and costly, with no guarantee of success. See "Risk Factors -- Dependence on Patents and Proprietary Rights."



BACKLOG



     The backlog of firm orders was $2.5 million and $13.6 million as of December 30, 1995, and December 28, 1996, respectively. The Company believes that substantially all of its 1996 backlog will be completed during 1997.



FACILITIES



     The Company owns approximately 67,000 square feet of manufacturing, sales, and administration space in New Mexico. The Company leases 130,000 square feet of manufacturing, sales, and administration space in Virginia, Channel Islands, and England, including 14,000 square feet subleased from ThermoQuest, under leases expiring from 1997 through 2016. In addition, the Company leases 29,000 square feet of sales space in Germany, England, Massachusetts, Hong Kong, and the Czech Republic, under leases expiring from 1997 through 2001. The Company believes that its facilities are in good condition and are suitable and adequate to meet current needs.



EMPLOYEES



     As of December 28, 1996, the Company had a total of 483 employees.

                       RELATIONSHIP WITH THERMO ELECTRON
                             AND THERMO INSTRUMENT


     The Company was incorporated in Delaware in February 1995 as a wholly-owned subsidiary of Thermo Instrument. At that time, Thermo Instrument contributed all of the assets relating to its CE product line, its MALDI-TOF division and its Eberline health physics division to the Company in exchange for 6,500,000 shares of Common Stock and the assumption by the Company of substantially all of the liabilities relating to such businesses. On February 7, 1996, the Company acquired all of the assets, subject to certain liabilities, of DYNEX from Dynatech Corporation. In March 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"), a wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for approximately $9.0 million, subject to a post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument.


     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority-owned subsidiaries. The Company and the other Thermo Electron subsidiaries are hereinafter referred to herein as the "Thermo Subsidiaries."


     Thermo Instrument develops, manufactures and markets analytical instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds and toxic metals and other elements in a broad range of liquids and solids. For its fiscal year ended December 28, 1996, Thermo Instrument had consolidated revenues of $1,209,362,000 and consolidated net income of $132,751,000.



     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments, biomedical products including heart-assist systems and respiratory care products, papermaking and recycling equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 28, 1996, Thermo Electron had consolidated revenues of $2,932,600,000 and consolidated net income of $190,800,000.


     See "Risk Factors -- Potential Conflicts of Interest" and "--Significant Additional Shares Eligible for Sale After this Offering."

THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group")to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for ensuring that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT


     As provided in the Charter, Thermo Electron and the Company have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Company. In 1994, 1995 and 1996, Thermo Electron assessed the Company an annual fee for the services equal to 1.25%, 1.20% and 1.00%, respectively, of the Company's revenues. The fee may be changed by mutual agreement of the Company and Thermo Electron. For the fiscal year ended December 28, 1996, Thermo Electron assessed the Company $716,000 in fees under the Services Agreement. The Company believes that the charges under the Services Agreement are representative of the expenses that the Company would have incurred on a stand alone basis and that the terms of the Services Agreement are reasonable. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided following termination.


MASTER GUARANTEE REIMBURSEMENT AGREEMENTS

     The Company has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that the Company will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on the Company's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron with regard to the Company's obligations which are guaranteed by Thermo Electron. The Company has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that the Company will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees it issues on the Company's behalf.

RELATED PARTY TRANSACTIONS


     The Company has entered into a lease and services arrangement with ThermoQuest under which ThermoQuest leases approximately 15,000 square feet of space, and provides certain services, to the Company. The Company pays ThermoQuest rent in an amount that is approximately equal to the Company's pro rata share of ThermoQuest's occupancy costs and an allocated portion of ThermoQuest's costs for providing such services. This arrangement may be terminated by the Company or by ThermoQuest upon 30 days' prior notice. For the fiscal year ended December 28, 1996, the Company paid ThermoQuest approximately $105,000 under this arrangement.



     ThermoQuest acts as a distributor of certain of the Company's products, is the exclusive distributor of the Company's MALDI-TOF products in Japan and is the exclusive distributor of the Company's CE products in countries in which it maintains a direct sales force. In consideration of such arrangements, the Company sells ThermoQuest such products at discounted rates negotiated by the parties. ThermoQuest is responsible for all installation and warranty labor obligations at its expense. These arrangements may be terminated on not less than three months' notice by either party given after December 31, 1996. For the fiscal year ended December 28, 1996, the Company sold $2,002,000 of products to ThermoQuest under these arrangements. In addition, the Company pays ThermoQuest a finder's fee for each qualified lead that generates an order for the Company's MALDI-TOF products from customers in the United States and Europe.



     The Company has entered into an arrangement with ThermoQuest whereby ThermoQuest provides assembly labor for the Company's CE products on a contract basis. Under this arrangement, ThermoQuest assembles instruments as required by the Company for a charge based on the sum of ThermoQuest's actual cost of materials and the allocable portion of its labor, overhead and other indirect expenses. For the fiscal year ended December 28, 1996, the Company paid ThermoQuest approximately $471,000 under this arrangement.



     The Company's Eberline health physics subsidiary purchases certain controllers and detectors from Thermo Instrument under an original equipment manufacturer agreement. Under this agreement, the Company has the exclusive right to sell these instruments in the United States, Canada and Mexico. In consideration of the Company's agreement to purchase certain minimum quantities of these instruments, Thermo Instrument grants the Company certain discounts, which are increased for volume purchases. The Company is responsible for all warranty repair and maintenance obligations at its expense, but obtains replacement parts from Thermo Instrument without charge. This agreement will remain in effect until December 31, 1997, and is automatically renewable for one-year periods thereafter unless terminated by either party upon 90 days' notice. For the fiscal year ended December 28, 1996, the Company purchased $233,000 of instruments from Thermo Instrument under this agreement.



     The Company's Eberline health physics subsidiary also acts as a distributor of certain Thermo Instrument product lines and, with the exception of Thermo Instrument, is the exclusive distributor of such product lines to nuclear power plants and government agencies in the United States and Canada. In consideration of such arrangement, Thermo Instrument sells the Company such instruments at a discount from Thermo Instrument's published list prices, and provides additional quantity discounts. Thermo Instrument is responsible for warranty repairs at its own expense. For the fiscal year ended December 28, 1996, the Company purchased $306,000 of instruments from Thermo Instrument under this arrangement.


     Various Thermo Instrument companies act as distributors of certain of the Company's LabSystems and Affinity Sensors products under informal arrangements that date from prior to the acquisition of the Fisons businesses in March 1996. In consideration of such arrangements, the Company sells the respective Thermo Instrument companies certain products at discounted rates negotiated by the parties. Under such arrangements, the respective Thermo Instrument companies are generally responsible for warranty repair and maintenance obligations. For the fiscal year ended December 28, 1996, LabSystems and Affinity Sensors sold an aggregate of $3,912,000 of products to Fisons companies that were subsequently acquired by Thermo Instrument, respectively, under these arrangements.


     The Company believes that the arrangements set forth above are on terms comparable to those the Company would receive from unaffiliated parties.

STOCK HOLDING ASSISTANCE PLAN


     In 1996, the Company adopted a stock holding policy which requires certain executives of the Company to acquire and hold a minimum number of shares of Common Stock. In order to assist the executives in complying with the policy, the Company also adopted a Stock Holding Assistance Plan, under which it may make interest-free, recourse loans to certain individuals, including its Named Executive Officers, to enable such individuals to purchase the Company's Common Stock in the open market. In November 1996, Mr. Barry S. Howe, the Company's Chief Executive Officer, received loans in the aggregate principal amount of $164,375 under this plan to purchase 12,000 shares. The loans to Mr. Howe are payable on demand and require that 20% of the aggregate principal amount of the loans be repaid from the bonus payable to Mr. Howe in each of the next five years (commencing with the bonus to be paid in 1997 for calendar 1996 performance) until the loans are repaid in full. Also in November 1996, Dr. Richard W.K. Chapman, the Company's Chairman, received loans in the aggregate principal amount of $131,176 under this plan to purchase 10,000 shares. The loans to Dr. Chapman are payable on demand and require that 5% of the aggregate principal amount of the loans be repaid by Dr. Chapman in each of the next five years, and 25% to be repaid annually thereafter until the loans are repaid in full.


MISCELLANEOUS

     Currently, Thermo Instrument beneficially owns approximately 67% of the outstanding shares of Common Stock (excluding shares of Common Stock issuable upon conversion of the Convertible Note). Thermo Instrument presently intends to maintain a majority interest in the Company. This may require Thermo Instrument to convert principal amounts of the Convertible Note or to purchase additional shares of Common Stock from time to time as the number of outstanding shares issued by the Company increases. These purchases may be made either in the open market or directly from the Company. See "Risk Factors -- Control by Thermo Instrument."

     The Company's cash equivalents may be invested from time to time pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement will be readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


     From time to time, the Company may transact business in the ordinary course with other companies in the Thermo Group.

                                   MANAGEMENT

     The directors and executive officers of the Company and their ages as of December 28, 1996 are as follows:

             NAME                  AGE                          POSITION
------------------------------     ---      -------------------------------------------------
Barry S. Howe                      41       Chief Executive Officer, President and Director
Donald W. Hanna                    40       Vice President
John N. Hatsopoulos                62       Vice President and Chief Financial Officer
Paul F. Kelleher                   54       Chief Accounting Officer
Jonathan W. Painter                37       Treasurer and Director
Richard W. K. Chapman, Ph.D.       51       Chairman of the Board and Director
Denis A. Helm                      57       Vice Chairman of the Board and Director
Arvin H. Smith                     66       Director
Elias P. Gyftopoulos,
  Ph.D.(1)                         68       Director
Arnold N. Weinberg, M.D.(1)        66       Director

---------------

(1) Member of the Audit and Human Resources Committees.

     All of the Company's Directors are elected annually by the shareholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Messrs. Hatsopoulos, Kelleher and Painter are full-time employees of Thermo Electron, Thermo Instrument or other subsidiaries of Thermo Electron, but these individuals devote such time to the affairs of the Company as the Company's needs reasonably require from time to time.

     Mr. Howe has been Chief Executive Officer, President and a Director of the Company since its inception in February 1995. Mr. Howe was also President of TSP and its predecessor, a manufacturer of chromatography instruments for pharmaceutical, biotechnical and environmental analysis, from September 1989 to December 1995, and has been a Vice President of Thermo Instrument, a manufacturer of analytical, environmental-monitoring and process-control instrumentation, since 1994.

     Mr. Hanna has been Vice President of the Company since its inception in February 1995. Mr. Hanna was President of Thermo Instrument's National Nuclear Corporation subsidiary, a manufacturer of products for the nuclear power industry, from 1990 through 1994 and has been President of the Company's Eberline subsidiary since 1994.


     Mr. Hatsopoulos has been Vice President and Chief Financial Officer of the Company since its inception in February 1995. He also served as a Director of the Company from February 1995 to December 1996. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Instrument since 1988. Mr. Hatsopoulos has been President of Thermo Electron, a diversified technology company, since January 1, 1997, and the Chief Financial Officer of Thermo Electron since 1988. Prior to his appointment as President, Mr. Hatsopoulos had been an Executive Vice President of Thermo Electron since 1986. He is also a Director of Thermedics Inc., Thermedics Detection Inc., Thermo Ecotek Corporation, Thermo Fibergen Inc., Thermo Fibertek Inc., Thermo Instrument, Thermo Power Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation.


     Mr. Kelleher has been the Chief Accounting Officer of the Company since its inception in February 1995. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from January 1982 to January 1996. He is a Director of ThermoLase Corporation.

     Mr. Painter has been Treasurer and Director of the Company since its inception in February 1995. Mr. Painter has been Treasurer of Thermo Electron and Thermo Instrument since August 1994. Mr. Painter had served as Director of Strategic Planning of Thermo Electron's Thermo Fibertek Inc. subsidiary, a supplier of paper-recycling equipment, papermaking systems and accessories, from February 1993 through September

1994. Prior to that time, Mr. Painter was Associate General Counsel of Thermo Electron and its subsidiaries. Mr. Painter is a Director of Thermo Fibergen Inc.

     Dr. Chapman has been Chairman of the Board and a Director of the Company since its inception in February 1995. Dr. Chapman served as President of ThermoQuest's Finnigan Corporation subsidiary, a manufacturer of mass spectrometers and chromatography systems, from 1992 to 1995, as Chief Executive Officer and President of ThermoQuest, the parent company of Finnigan Corporation, since June 1995, and as a Vice President of Thermo Instrument since 1994. Dr. Chapman is a Director of ThermoQuest and Thermo Cardiosystems Inc.


     Mr. Helm has been Vice Chairman of the Board and a Director of the Company since its inception in February 1995. Mr. Helm has been Chairman of the Board, Chief Executive Officer and a Director of Metrika Systems Corporation, a subsidiary of Thermo Instrument, since November 1996 and President of Thermo Instrument's Thermo Environmental Instruments Inc. subsidiary, an environmental instruments company, since 1981. Mr. Helm has been a Senior Vice President of Thermo Instrument since 1994 and was a Vice President of Thermo Instrument from 1986 until 1994.



     Mr. Smith has been a Director of the Company since its inception in February 1995. Mr. Smith has been a Director and Chief Executive Officer of Thermo Instrument since 1986 and as President of Thermo Instrument from 1986 to March 1997. Mr. Smith has been an Executive Vice President of Thermo Electron since 1991 and, prior to that time, a Senior Vice President of that corporation since 1986. Mr. Smith is also a Director of Thermedics Inc., Thermo Optek Corporation, ThermoQuest and ThermoSpectra Corporation.



     Dr. Gyftopoulos has been a Director of the Company since its inception in February 1995. Dr. Gyftopoulos is Professor Emeritus of the Massachusetts Institute of Technology, where he had been the Ford Professor of Mechanical and Nuclear Engineering for more than five years prior to his retirement in April 1996. He is also a Director of Thermo Cardiosystems Inc., Thermo Electron, ThermoLase Corporation, Thermo Remediation Inc., ThermoSpectra Corporation and Thermo Voltek Corp.


     Dr. Weinberg has been Professor of Medicine at the Harvard Medical School and Medical Director of the Medical Department of the Massachusetts Institute of Technology for at least five years.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Thermo Instrument, Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone or for participating in certain meetings of committees of the Board of Directors. Payment of Directors fees is made quarterly. Dr. Chapman and Messrs. Helm, Howe, Hatsopoulos, Painter and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. For purposes of the Deferred Compensation Plan, a change in control is defined as (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron, or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer of the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the date of deferral as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares of Common Stock under this plan. As of December 28, 1996, no units had been allocated under this plan.

     Directors Stock Option Plan. The Company has adopted a Directors Stock Option Plan (the "Plan") under which options to purchase shares of the Common Stock will be automatically granted to each non-management Director for his service as a Director (i) upon the later of the adoption of the Plan and his election or appointment as a Director and (ii) for his attendance at or participation in meetings of the Board of Directors or its committees. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible Directors, provided the Company's Common Stock is then publicly traded. A total of 100,000 shares of Common Stock has been reserved for issuance under the Plan.

     Under the Plan, each eligible Director and each new outside Director initially joining the Board of Directors in 1996 was granted an option to purchase 15,000 shares of Common Stock upon the Director's appointment or election. The size of the award to new Directors appointed to the Board of Directors after 1996 will be reduced by 3,750 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors are presently exercisable; however, the shares acquired upon exercise are subject to restrictions on transfer and the right of the Company to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Company or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 3,750 shares per year, starting with the first anniversary of the date of grant, provided the Director has continuously served as a Director of the Company, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies, ceases to be an eligible director or otherwise ceases to serve as a Director of the Company, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of shareholders of the Company to each outside Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Company at the exercise price if the recipient ceased to serve as a Director of the Company or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

     The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or such other principal exchange on which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms' length transaction with the Company prior to the date of grant.

     As of December 28, 1996, options to purchase 30,000 shares of the Company's Common Stock exercisable at $10.00 per share were outstanding under the Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table

     The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and one other executive officer for the last two fiscal years (the Chief Executive Officer and such other executive officer being hereinafter referred to as the "Named Executive Officers"). No other executive officer of the Company who held office at the end of fiscal 1996 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during this period.

     The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship with Thermo Electron and Thermo Instrument."

                           SUMMARY COMPENSATION TABLE


                                                                 LONG-TERM
                                          ANNUAL                COMPENSATION
                                       COMPENSATION              SECURITIES
   NAME AND PRINCIPAL      FISCAL   ------------------   UNDERLYING OPTIONS (NO. OF      ALL OTHER
        POSITION            YEAR     SALARY     BONUS      SHARES AND COMPANY)(2)      COMPENSATION
-------------------------  ------   --------   -------   --------------------------   ---------------
Barry S. Howe............   1996    $145,000          (1)            50,000(TBA)          $ 8,076(3)
President and Chief                                                  1,500(TMO)
  Executive Officer                                                  2,000(TFG)
                                                                    15,000(TOC)
                                                                     2,000(TSR)
                                                                     2,000(TLT)
                                                                    90,000(TMQ)
                                                                     4,000(TXM)
                            1995    $134,000   $65,000               1,650(TMO)           $ 7,517(4)
                                                                     5,000(TLZ)
Donald W. Hanna..........   1996    $100,000          (1)            21,000(TBA)          $ 5,310(4)
Vice President                                                       7,500(TOC)
                                                                     5,000(TMQ)
                            1995    $ 95,000   $18,000                  --                $ 4,682(4)


---------------


(1) Bonuses for fiscal 1996 have not yet been determined.



(2) In addition to receiving options to purchase Common Stock (designated in the table as TBA), executive officers of the Company have been granted options to purchase common stock of Thermo Electron and certain of Thermo Electron's other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last two fiscal years to the Named Executive Officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as
    TLT), ThermoLase Corporation (designated in the table as TLZ), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).



(3) Includes $6,632, which represents the amount of matching contributions made on behalf of the Named Executive Officer by the Company under the Thermo Electron 401(k) plan, and $1,444, which represents the amount of compensation attributable to an interest-free loan provided to the Named Executive Officer pursuant to the Company's Stock Holding Assistance Plan. See "Relationship with Thermo Electron and Thermo Instrument -- Stock Holding Assistance Plan".



(4) Represents the amount of matching contributions made on behalf of the Named Executive Officer by the Company under the Thermo Electron 401(k) plan.

  Stock Options Granted During Fiscal 1996

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive Officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL
                                                                                      REALIZABLE
                                                                                   VALUE AT ASSUMED
                                            % OF                                    ANNUAL RATES OF
                       NUMBER OF        TOTAL OPTIONS                                 STOCK PRICE
                         SHARES          GRANTED TO                                APPRECIATION FOR
                       UNDERLYING         EMPLOYEES     EXERCISE                    OPTION TERM(2)
                        OPTIONS           IN FISCAL     PRICE PER   EXPIRATION   ---------------------
        NAME           GRANTED(1)           YEAR          SHARE        DATE         5%         10%
---------------------  ----------       -------------   ---------   ----------   --------   ----------
Barry S. Howe........    50,000(TBA)          8.6%       $ 10.00      1/31/08    $398,000   $1,069,000
                          1,500(TMO)          0.1%(3)    $ 42.79      5/22/99    $ 10,110   $   21,240
                          2,000(TFG)          0.4%(3)    $ 10.00      9/12/08    $ 15,920   $   42,760
                         15,000(TOC)          0.5%(3)    $ 12.00      4/11/08    $143,250   $  384,900
                          2,000(TSR)          0.4%(3)    $ 14.00      3/11/08    $ 22,280   $   59,880
                          2,000(TLT)          0.6%(3)    $ 10.00      3/11/08    $ 15,920   $   42,760
                         90,000(TMQ)          3.2%(3)    $ 13.00      1/10/08    $931,500   $2,502,000
                          4,000(TXM)          0.2%(3)    $ 11.00      3/11/08    $ 35,000   $   94,080
Donald W. Hanna......    21,000(TBA)          3.6%       $ 10.00      1/31/08    $167,160   $  448,980
                          7,500(TOC)          0.2%(3)    $ 12.00      4/11/08    $ 71,625   $  192,450
                          5,000(TMQ)          0.2%(3)    $ 13.00       2/8/08    $ 51,750   $  139,000

---------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year except options to purchase shares of the common stock of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The options to purchase shares of the common stock of Thermo Electron granted to Mr. Howe have a three-year term and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of all such options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionholders' continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under a stock option plan maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

  Stock Options Exercised During Fiscal 1996 and Year-End Option Values

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by each of the Named Executive Officers. No stock appreciation rights were exercised or outstanding during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                              NUMBER OF
                                                                               SHARES                 VALUE OF
                                                                             UNDERLYING             UNEXERCISED
                                                                             UNEXERCISED            IN-THE-MONEY
                                                                          OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                              NUMBER OF                       YEAR-END                YEAR-END
                                               SHARES                     -----------------     --------------------
                                             ACQUIRED ON      VALUE         EXERCISABLE/            EXERCISABLE/
        NAME               COMPANY            EXERCISE       REALIZED     UNEXERCISABLE(1)        UNEXERCISABLE(1)
-------------------- --------------------    -----------     --------     -----------------     --------------------
Barry S. Howe(2).... Thermo BioAnalysis            --             --         50,000/ 0          $  156,250/ --
                     Thermo Instrument             --             --         89,062/ 0          $1,561,042/ --
                     Thermedics                    --             --          4,000/ 0          $    9,100/ --
                     Thermo Ecotek              5,250        $48,127          6,000/ 0          $   61,500/ --
                     Thermo Electron               --             --         73,287/ 0(2)       $1,428,259/ --
                     Thermo Fibertek               --             --         15,750/ 0          $   64,890/ --
                     Thermo Fibergen               --             --          2,000/ 0          $    1,500/ --
                     Thermo Optek                  --             --         15,000/ 0          $        0/ --
                     Thermo Power                  --             --          4,000/ 0          $        0/ --
                     Thermo Sentron                --             --          2,000/ 0          $        0/ --
                     Thermo TerraTech              --             --          4,000/ 0          $    3,880/ --
                     ThermoLase                    --             --          5,000/ 0          $        0/ --
                     ThermoLyte                    --             --             --/ 2,000      $       --/ 0(3)
                     ThermoQuest                   --             --         90,000/ --         $        0/ --
                     ThermoSpectra                 --             --          4,000/ 0          $    7,500/ --
                     ThermoTrex                 1,350        $55,755          4,000/ 0          $   51,700/ --
                     TrexMedical                   --             --          4,000/ 0          $    6,500/ --
Donald W. Hanna..... Thermo BioAnalysis            --             --         21,000/ 0          $   65,625/ --
                     Thermo Instrument             --             --         15,000/ 0          $  251,626/ --
                     Thermo Ecotek              3,000        $21,249             --/ --         $       --/ --
                     Thermo Electron            1,275        $39,895         20,098/ 0(2)       $  420,940/ --
                     Thermo Optek                  --             --          7,500/ 0          $        0/ --
                     ThermoQuest                   --             --          5,000/ 0          $        0/ --
                     ThermoSpectra                 --             --          1,500/ 0          $    2,813/ --
                     ThermoTrex                   405        $17,942             --/ --         $       --/ --


---------------

(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except the options to purchase shares of the common stock of ThermoLyte, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five to ten year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

(2) Options to purchase 22,500 and 11,250 shares of the common stock of Thermo Electron granted to Mr. Howe and Mr. Hanna, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(3) No public market existed for the shares underlying the options as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to these options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 28, 1996 by Thermo Instrument, which is the only person or entity that owns beneficially more than 5% of the outstanding shares of Common Stock. See "Risk Factors -- Control by Thermo Instrument."


                                                                                      PERCENTAGE OF
                    NAME AND ADDRESS                        NUMBER OF SHARES        OUTSTANDING SHARES
                   OF BENEFICIAL OWNER                     BENEFICIALLY OWNED       BENEFICIALLY OWNED
---------------------------------------------------------  ------------------       ------------------
Thermo Electron Corporation(1)...........................   6,559,200(2)                    68%(2)
81 Wyman Street
Waltham, Massachusetts 02254
Thermo Instrument Systems Inc.(1)........................   6,500,000(2)                    67%(2)
1275 Hammerwood Avenue
Sunnyvale, California 94089


---------------


(l) Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the 6,500,000 shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of such shares.


(2) Excludes 3,030,303 shares of Common Stock issuable upon conversion of the Convertible Note.

MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 28, 1996 as well as information regarding the beneficial ownership of the common stock of Thermo Instrument and Thermo Electron, as of December 28, 1996, with respect to (i) each of the Company's Directors, (ii) each of the Named Executive Officers, and
(iii) all Directors and executive officers of the Company as a group.

                                                          THERMO           THERMO
                                                       BIOANALYSIS       INSTRUMENT      THERMO ELECTRON
                      NAME(1)                         CORPORATION(2)   SYSTEMS INC.(3)   CORPORATION(4)
----------------------------------------------------  --------------   ---------------   ---------------
Dr. Richard W.K. Chapman............................       40,500           139,087            82,126
Dr. Elias P. Gyftopoulos............................       15,000            47,018            71,170
Donald W. Hanna.....................................       21,000            15,966            22,469
Denis A. Helm.......................................       15,000           161,729           159,312
Barry S. Howe.......................................       64,300            99,886            83,897
Jonathan W. Painter.................................       15,000             5,782            33,271
Arvin H. Smith......................................       39,000           431,667           513,038
Dr. Arnold N. Weinberg..............................       15,000                 0                 0
All Directors and current executive officers as a
  group (10 persons)................................      255,200         1,007,201         1,670,997

---------------

(1) Except as reflected in the footnotes to this table, shares of Common Stock and common stock of Thermo Instrument and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith, Dr. Weinberg and all Directors and executive officers as a group include 30,000, 15,000, 21,000, 15,000, 50,000, 15,000, 20,000, 15,000 and 199,000 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996, through the exercise of options. No Director or executive officer beneficially owned more than 1% of the

    Common Stock outstanding as of such date, and all Directors and executive officers as a group beneficially owned less than 1% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officer as a group include 121,287, 14,465, 15,000, 112,500, 89,062, 5,625, 234,375 and 682,314 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 157, 530 and 1,612 full shares, respectively, allocated through December 31, 1995 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). The trustees of the ESOP, who have investment power over its assets, are Mr. John N. Hatsopoulos and Mr. Peter G. Pantazelos. Shares beneficially owned by Mr. Howe include 1,968 shares held in a trust of which Mr. Howe is the trustee. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of December 28, 1996; all Directors and executive officers as a group beneficially owned 1.03% of such common stock outstanding as of such date.

(4) The shares of common stock of Thermo Electron have been adjusted to reflect three-for-two stock splits effected on May 25, 1995 and June 5, 1996. Shares of the common stock of Thermo Electron beneficially owned by Dr. Chapman, Dr. Gyftopoulos, Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 80,284, 9,375, 20,098, 106,347, 73,287, 27,035, 222,411 and 1,066,096 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hanna, Mr. Helm, Mr. Howe, Mr. Painter, Mr. Smith and all Directors and executive officers as a group include 488, 1,717 and 5,463 full shares, respectively, allocated through December 31, 1995 to their respective accounts maintained pursuant to Thermo Electron's ESOP. The trustees of the ESOP, who have investment power over its assets, are Mr. John N. Hatsopoulos and Mr. Peter G. Pantazelos. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of December 28, 1996; all Directors and executive officers as a group beneficially owned 1.1% of such common stock outstanding as of such date.

                              SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the number of shares of the Company's Common Stock each owned, the number of Shares that may be offered by each of them pursuant to this Prospectus and the number of Shares each will own after completion of the offering, assuming all of the Shares being offered hereby are sold.


                                                      SHARES OF COMMON                     SHARES OWNED
                                                     STOCK OWNED PRIOR                         AFTER
                                                             TO           SHARES BEING      COMPLETION
                SELLING SHAREHOLDER                   THE OFFERING(1)       OFFERED       OF THE OFFERING
---------------------------------------------------- ------------------   ------------   -----------------
Craig Drill Capital, L.P............................        450,000           300,000         150,000
Bankers Trust TTEE for Chrysler Corp.
Emp. #1 Pens. Plan Dtd 4/1/89.......................         80,000            80,000               0
Chase Manhattan, N.A. TTEE for IBM Corp.
Retirement Plan Trust Dtd. 12/18/45.................         80,000            80,000               0
Sam Wietschner and Tova Wietschner JTWROS...........          5,000             5,000               0
Richardson Electronics Ltd..........................         10,000            10,000               0
Howard Sacher and Jacqueline Sacher JTWROS..........          5,000             5,000               0
J. Zagorski and J. Schenkman, Trustees
Miami Orth. & Sports Medicine Inc. Profit Sharing
  Plan
Dtd. 9/1/81.........................................          5,000             5,000               0
Janice Robinson.....................................          5,000             5,000               0
Whiffletree Partners L.P............................         10,000            10,000               0
Thomas Paine Investors, L.P.........................         20,000            20,000               0
Stuart Albrecht.....................................         10,500             4,000           6,500
Lloyd Arnel.........................................         17,500             1,500          16,000
Richard J. Gusick...................................         16,300             5,000          11,300
Natalie and Jason Karp(2)...........................          1,000             1,000               0
Alvin J. Smith......................................          1,000             1,000               0
Harold Speert.......................................          5,000             5,000               0
Kathryn H. Speert...................................          5,000             5,000               0
Peter K. Speert.....................................          1,000             1,000               0
Elizabeth Speert....................................          1,000             1,000               0
Edward A. Sweeney...................................          1,000             1,000               0
Arvin H. Smith(3)...................................         39,000             9,000          30,000
Frank Jungers(4)....................................          4,000             4,000               0
Maritime Capital Limited............................         25,000            25,000               0
Michael Zuk.........................................          3,000             3,000               0
Robert C. Howard....................................          4,500             2,500           2,000
Barry S. Howe(5)....................................         64,300             2,000          62,300
Eugene Goodman......................................          2,500             2,500               0
Michael D. Norton and Pamela Norton JTWROS(6).......          1,000             1,000               0
Steven J. Coleman(7)................................          1,000             1,000               0
Donald E. Noble(8)..................................          3,000             2,000           1,000
Gerald Feldman(9)...................................          1,500             1,500               0
Jiela Rufeh.........................................          8,000             8,000               0
Theobald M. Karch Trustee Theobald M.
Karch Revocable Trust U/A/D 1/11/94.................          2,500             2,500               0

                                                      SHARES OF COMMON                     SHARES OWNED
                                                     STOCK OWNED PRIOR                         AFTER
                                                             TO           SHARES BEING      COMPLETION
                SELLING SHAREHOLDER                   THE OFFERING(1)       OFFERED       OF THE OFFERING
---------------------------------------------------- ------------------   ------------   -----------------
Alan J. Rubin.......................................          7,500             7,500               0
Edward E. Chanod....................................          1,000             1,000               0
George R. Freund....................................          1,000             1,000               0
Richard V. Aghababian...............................          2,500             2,500               0
B. Bollag, M. Bollag & S. Sonnenschine
Co-Ttee's FBO Sunshine Charitable Trust U/A/D 1-8-92...          5,000          5,000               0
Michael Bollag......................................          5,000             5,000               0
Universal Partners, L.P.............................          2,500             2,500               0
Jacqueline O'Neill..................................          1,000             1,000               0
Mittersill Investment Partners......................          5,000             5,000               0
Joseph Giamanco(10).................................          5,000             5,000               0
Ronald Menello......................................          2,500             2,500               0
Anne T. Barrett(11).................................          4,000             4,000               0
R.W. Chapman(12)....................................         40,500               500          40,000
Pavlos and Efstahia Servetopoulos...................          5,000             5,000               0
Athanasios and Panayota Stamatiadis.................          5,000             5,000               0
Konstantine Papatheodorou...........................          5,000             5,000               0
Silvermerlin Maritime, Inc..........................          6,000             6,000               0
Gama Co., Ltd.......................................          3,000             3,000               0
Efal Investment Co. Inc.............................         12,500            12,500               0
Konstantinos Kanaris................................          2,000             2,000               0
Orsenna Ltd.........................................          4,000             4,000               0
Pavlos and Kalliopi Perratis........................          3,500             3,500               0
Kitty Kyriakopoulos.................................         10,000            10,000               0
Alexandros Chryssis.................................          1,000             1,000               0
Dimitiris Diakopoulos and Efimia Chryssi............          1,000             1,000               0
Vasilios and Irini Lezos............................          1,000             1,000               0
Blondell Establishment..............................         25,000            25,000               0
Comar, Inc..........................................          7,500             7,500               0
George and Aristea Kambanis.........................          3,500             3,500               0
M. John and G. Vasiliki Paguidas....................         10,000            10,000               0
CEPA SA.............................................         85,000            80,000           5,000
J. Henry Schoder Bank AG............................         52,000            24,000          28,000
Darier, Hentsch & Cie...............................         60,000            60,000               0
Lombard, Odier & Cie................................         64,000            64,000               0
ABN AMRO Bank (Schweiz).............................         25,000            25,000               0
CS Zurich...........................................         76,000            76,000               0
Canrade Privatbank, Zurich..........................          4,000             4,000               0
Swiss Volksbank.....................................         16,000            16,000               0
Union Bank of Switzerland...........................         18,000            18,000               0
John A. & M.M. Pike.................................            750               750               0
NPI Global Care Unit Trust..........................         15,000            15,000               0

                                                      SHARES OF COMMON                     SHARES OWNED
                                                     STOCK OWNED PRIOR                         AFTER
                                                             TO           SHARES BEING      COMPLETION
                SELLING SHAREHOLDER                   THE OFFERING(1)       OFFERED       OF THE OFFERING
---------------------------------------------------- ------------------   ------------   -----------------
Ronald David Smith..................................            750               750               0
Investarit AG.......................................         50,000            50,000               0
United Overseas Bank................................         60,000            60,000               0
Swiss Bank Corporation, Geneva......................          4,000             4,000               0
Mindful Partners L.P................................         15,000            15,000               0
Julian I. Edison....................................          7,000             7,000               0
Hope R. Edison......................................          4,000             4,000               0
Aaron D. Edison 1986 Trust..........................          4,000             4,000               0
Philip H. Geier, Jr.................................         20,000            20,000               0
Leonard Cohen and Jean E. Cohen,
Trustees of the Leonard Cohen and Jean E. Cohen
Revocable Trust U/A/D 12/19/83......................         10,000            10,000               0
Robert B. Gwyn, Trustee for the Robert B.
Gwyn Trust Dated 11/1/90............................         10,000            10,000               0
Alex E. Booth, Jr...................................          5,000             5,000               0
HTOOB, Inc..........................................         10,000            10,000               0
Robert E. Kirby.....................................         10,000            10,000               0
Yiska Moser Trust...................................         10,000            10,000               0
M.S.I. Investments Limited..........................         10,000            10,000               0
Richard B. Felder...................................          5,000             5,000               0
Irish Eagle Partnership.............................          2,500             2,500               0
Michael D. Mintz Trust U/A 9/12/92..................         10,000            10,000               0
Martin R. Walsh.....................................          2,500             2,500               0
Kathleen Carlin Rold................................         15,000            15,000               0
The Abrams Group....................................         10,000            10,000               0
Gerlach & Co........................................         27,000            27,000               0
Egger & Co..........................................         10,000            10,000               0
Delos Balanced Mutual Fund..........................         10,000            10,000               0
Paris Nicolaides, Trustee, The Razis
Revocable Trust(13).................................          5,000             5,000               0
Gesico International S.A............................         40,000            40,000               0
MSS Nominees Limited................................         15,000            15,000               0
MSS Nominees Limited................................         20,000            20,000               0
Bear Stearns IRA fbo Terence Hogan..................            172               172               0
Terence Hogan.......................................            916               916               0
Charles McQuaid.....................................            387               387               0
Ralph Wanger........................................          1,843             1,843               0
LZW Family Investment Partnership...................            652               652               0
Wanger Asset Management, L.P........................              1                 1               0
Flying Squirrel Liquidating Trust...................             60                60               0
Charles F. Allison..................................            523               523               0
Mone Anathan III....................................            707               707               0
Robert D. Appelbaum.................................          1,021             1,021               0

                                                      SHARES OF COMMON                     SHARES OWNED
                                                     STOCK OWNED PRIOR                         AFTER
                                                             TO           SHARES BEING      COMPLETION
                SELLING SHAREHOLDER                   THE OFFERING(1)       OFFERED       OF THE OFFERING
---------------------------------------------------- ------------------   ------------   -----------------
Philip Appelbaum....................................            219               219               0
Henry R. Appelbaum..................................            219               219               0
Barbara B. Appelbaum................................            219               219               0
Ralph A. Bard, Jr., Trustee UAD 2/12/83.............            203               203               0
Bear Stearns IRA fbo Ben A. Beavers.................            311               311               0
Ellen H. Block Revocable Trust......................          1,022             1,022               0
Daryl D. Boddicker Trust............................            523               523               0
Ann K. Butler.......................................          1,046             1,046               0
William J. Cadogan..................................            459               459               0
Common Sense Partners, L.P..........................          5,237             5,237               0
Couderay Partners...................................          1,549             1,549               0
Sara Crown 65 Trust.................................            104               104               0
Terry D. Diamond Trust..............................            485               485               0
John E. Doddridge...................................          1,853             1,853               0
Bear Stearns IRA fbo Joseph P. Durrett..............            410               410               0
Eugene H. Edson.....................................            460               460               0
Stephen M. Ehrlichman...............................            204               204               0
S. Cody Engle.......................................            732               732               0
Roxanne H. Frank Trust..............................            387               387               0
Samuel J. Gerson....................................            523               523               0
Howard N. Gilbert...................................            523               523               0
The Goldfeder Family Trust..........................            993               993               0
Lenore S. Greenberg Trust...........................            835               835               0
Madeline Halpern....................................          1,539             1,539               0
J. Davis Hamlin.....................................            816               816               0
Irving B. Harris Revocable Trust....................          1,358             1,358               0
Joan W. Harris Revocable Trust......................            194               194               0
William W. Harris Trust.............................            387               387               0
David F. Hinchman...................................            460               460               0
Larry J. Hochberg Revocable Trust...................            410               410               0
Roger L. Howe.......................................          2,664             2,664               0
Roger Howe Revocable Trust #2.......................            820               820               0
Joseph Huber........................................            184               184               0
Jerome Kahan Jr. Revocable Trust....................            194               194               0
Keim Family Partnership.............................            347               347               0
Bear Stearns IRA fbo Alexander S. Knopfler..........            101               101               0
Michael S. Koeneke..................................            411               411               0
Alan J. Lacy........................................            460               460               0
Lakeview Multi-Strategy Fund, L.P...................            581               581               0
Gladys K. Lazarus...................................            821               821               0
Daniel H. Levy......................................            410               410               0
John S. Lillard.....................................            460               460               0

                                                      SHARES OF COMMON                     SHARES OWNED
                                                     STOCK OWNED PRIOR                         AFTER
                                                             TO           SHARES BEING      COMPLETION
                SELLING SHAREHOLDER                   THE OFFERING(1)       OFFERED       OF THE OFFERING
---------------------------------------------------- ------------------   ------------   -----------------
Dean Linderman......................................            923               923               0
J.M. Lozier Revocable Trust.........................            411               411               0
C.H. Randolph Lyon, Jr..............................            919               919               0
Charles N. Matthewson Trust.........................          1,046             1,046               0
Bear Stearns IRA fbo Edward J. McCabe...............            821               821               0
Robert G. McVicker..................................            410               410               0
Meier Family Partnership............................            509               509               0
Gerald B. Mitchell..................................            705               705               0
MND Investment Company..............................            458               458               0
S. William Pattis...................................            459               459               0
Virginia H. Polsky Trust............................            387               387               0
Qualified Terminal Interest Trust...................            101               101               0
Allen I. Questrom...................................          1,046             1,046               0
Erick & Heather Reickert............................            410               410               0
Richard M. Ross Trust...............................          1,842             1,842               0
Henry Shapiro.......................................            408               408               0
G. Nichols Simonds..................................            411               411               0
Bear Stearns IRA fbo Edward W. Smeds................            459               459               0
Martin H. Snitzer...................................            715               715               0
Christopher & Mary Susan Steffen....................            459               459               0
Michael & Susanna Steinberg.........................            410               410               0
Jerome H. Stone.....................................            523               523               0
Joseph G. Temple Jr.................................          1,046             1,046               0
Thermo Electron Corporation(14).....................            917               917               0
James R. Trueman Trust..............................          5,213             5,213               0
Francis A. Waters...................................            414               414               0
Winchester Partners.................................            193               193               0
Rochelle Zell Revocable Trust.......................            970               970               0
                                                     ------------------   ------------   -----------------
     Total..........................................      1,953,600         1,601,500         352,100


---------------

 (1) Except as otherwise reflected in the footnotes to this table, all share ownership includes Shares owned by the Selling Shareholders and shares that the Selling Shareholders have the right to acquire within 60 days of December 28, 1996, through the exercise of stock options.

 (2) Ms. Karp is an employee of Thermo Electron.

 (3) Mr. Smith is a Director of the Company and holds various offices with Thermo Electron, Thermo Instrument and their affiliates and subsidiaries. See "Management."

 (4) Mr. Jungers is a director of Thermo Electron, ThermoQuest and Thermo Ecotek Corporation.

 (5) Mr. Howe is President, Chief Executive Officer and a Director of the Company and is a Vice President of Thermo Instrument. See "Management."


 (6) Mr. Norton is an employee of Thermo Voltek Corp., an affiliate of the Company.



 (7) Mr. Coleman is an employee of Thermo Fibergen Inc., an affiliate of the Company.

 (8) Mr. Noble is a director of Thermo Electron, Thermo Fibertek Inc., Thermo Power Corporation, Thermo Sentron Inc. and Thermo TerraTech Inc., each of which is an affiliate of the Company.



 (9) Mr. Feldman is President of International Technidyne Corporation, a wholly owned subsidiary of Thermo Electron.



(10) Mr. Giamanco is the owner and president of GMH, Inc., which serves as a specialist in the Company's Common Stock on the American Stock Exchange.



(11) Ms. Barrett is a consultant to Thermo Electron and a director of Thermo Fibergen Inc., an affiliate of the Company.



(12) Dr. Chapman is Chairman of the Board and a Director of the Company and is President and Chief Executive Officer of ThermoQuest. See "Management."



(13) Mr. Paris Nicolaides, a consultant to Thermo Electron, is trustee of The Razis Revocable Trust. Accordingly, Mr. Nicolaides may be deemed to own the 5,000 Shares owned by such trust.



(14) As the owner of a majority of the shares of capital stock of Thermo Instrument, Thermo Electron may be deemed to beneficially own the 6,500,000 shares of Common Stock beneficially owned by Thermo Instrument. See "Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholder." Thermo Electron disclaims beneficial ownership of such 6,500,000 shares.


     The Shares are being registered to permit public secondary trading of the Shares from time to time by the Selling Shareholders. All of the Shares being offered by the Selling Shareholders were sold by the Company in private placement transactions pursuant to Securities Purchase Agreements with the Company dated March 15, 1996 and April 19, 1996 (the "Purchase Agreements") for cash.

     In the Purchase Agreements, the Company agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Sale of Shares." The Company has agreed to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, required to be registered for the public sale thereof by the Selling Shareholders.

                                 SALE OF SHARES

     The Company will not receive any of the proceeds from this offering. The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Shareholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Shareholders. The Shares may be sold hereunder directly to purchasers by the Selling Shareholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchases; block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the Shares. Each Selling Shareholder will be responsible for payment of any and all commissions to brokers.

     The aggregate proceeds to any Selling Shareholder from the sale of the Shares offered by a Selling Shareholder will be the purchase price of such Shares less any broker's commissions.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Any Selling Shareholder and any broker-dealer, agent or underwriter that participates with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     As of December 28, 1996 the Company had 25,000,000 shares of Common Stock authorized for issuance, of which 9,771,500 were issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

     The shares of Common Stock have noncumulative voting rights. As a result, the holders of more than 50% of the shares voting can elect all the Directors if they so choose, and in such event, the holders of the remaining shares cannot elect any Directors. Thermo Instrument intends to continue to beneficially own at least a majority of the outstanding Common Stock, and will have the power to elect all of the members of the Company's Board of Directors. Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions to indemnify the Directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     There are currently 9,771,500 shares of Common Stock of the Company outstanding, of which 1,670,000 are freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), may generally only be resold in compliance with applicable provisions of Rule 144.


     The remaining 6,500,000 shares of Common Stock are beneficially owned by Thermo Instrument (not including 3,030,303 shares issuable to Thermo Instrument upon conversion of the Convertible Note). So long as Thermo Instrument is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the Common Stock owned by Thermo Instrument or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.



     In general, under Rule 144 as currently in effect, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144 provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Securities and Exchange Commission has amended Rule 144 to reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). Such amendment will become effective on April 29, 1997.



     The Company has reserved 925,000 shares of Common Stock for grants under its existing stock-based compensation plans. As of December 28, 1996, options to purchase up to 743,200 shares of Common Stock had been granted under such plans. All of such options are exercisable, subject to the right of the Company to repurchase shares at the exercise price if the optionee ceases to be employed by the Company. This repurchase right lapses ratably (on an annual basis) over a five to ten year period depending upon the term of the option. As of December 28, 1996, repurchase rights had lapsed as to 26,000 shares issuable upon exercise of outstanding options. The Company has reserved 182,800 shares for future grant under such plans. The Company intends to file registration statements under the Securities Act to register all shares of Common Stock issuable under such plans. Shares covered by these registration statements that are not subject to transferability restrictions will be eligible for sale in the public market immediately upon the filing of such registration statements, subject to Rule 144 limitations applicable to Affiliates as noted above.


                                 LEGAL MATTERS


     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument and the Company. Mr. Hoogasian owns or has the right to acquire 3,000 shares of Common Stock, 16,737 shares of common stock of Thermo Instrument and 114,187 shares of common stock of Thermo Electron.


                                    EXPERTS

     The Consolidated Financial Statements of the Company and of others included in this Prospectus and the financial statement schedules included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included herein in reliance upon the reports of said firm and the authority of said firm as experts in accounting and auditing in giving said reports.

     The balance sheets as of March 31, 1995 and February 7, 1996 and the statements of income, retained earnings and cash flows for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 through February 7, 1996 of Dynatech Medical Products Limited, referred to in this Prospectus, have been referenced in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission also maintains a Web site at (http://www.sec.gov). The Common Stock of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                         INDEX TO FINANCIAL STATEMENTS


THERMO BIOANALYSIS CORPORATION
     Report of Independent Public Accountants.........................................  F-2
     Consolidated Statement of Operations for the years ended December 31, 1994,
      December 30, 1995 and December 28, 1996.........................................  F-3
     Consolidated Balance Sheet as of December 30, 1995 and December 28, 1996.........  F-4
     Consolidated Statement of Cash Flows for the years ended December 31, 1994,
      December 30, 1995 and December 28, 1996.........................................  F-5
     Consolidated Statement of Shareholders' Investment for the years ended December
      31, 1994, December 30, 1995 and December 28, 1996...............................  F-6
     Notes to Consolidated Financial Statements.......................................  F-7
DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
     Reports of Independent Public Accountants........................................  F-18
     Consolidated Statement of Operations for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996..................  F-20
     Consolidated Balance Sheet as of March 31, 1995 and February 7, 1996.............  F-21
     Consolidated Statement of Cash Flows for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996..................  F-22
     Consolidated Statement of Shareholder's Investment for the years ended March 31,
      1994 and 1995 and for the period from April 1, 1995 through February 7, 1996....  F-23
     Notes to Consolidated Financial Statements.......................................  F-24
AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
     Auditors' Report.................................................................  F-29
     Combined Profit and Loss Accounts for the years ended December 31, 1993, 1994 and
      1995, for the three months ended March 31, 1995 and for the period from January
      1, 1996 through March 29, 1996..................................................  F-30
     Combined Balance Sheets as of December 31, 1994 and 1995.........................  F-31
     Combined Cash Flow Statements for the years ended December 31, 1993, 1994 and
      1995, for the three months ended March 31, 1995 and for the period from January
      1, 1996 through March 29, 1996..................................................  F-32
     Notes to Combined Financial Statements...........................................  F-33
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO BIOANALYSIS CORPORATION,
  THE DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION AND THE AFFINITY SENSORS AND
  LABSYSTEMS DIVISIONS OF FISONS PLC (UNAUDITED)
     Pro Forma Combined Condensed Statement of Operations for the year ended
       December 28, 1996..............................................................  F-41
     Notes to Pro Forma Combined Condensed Statement of Operations....................  F-42

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Thermo BioAnalysis Corporation:



     We have audited the accompanying consolidated balance sheet of Thermo BioAnalysis Corporation (a Delaware corporation and 67%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, cash flows, and shareholders' investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo BioAnalysis Corporation and subsidiaries as of December 30, 1995 and December 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts

February 11, 1997

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 1994        1995        1996
                                                                -------     -------     -------
Revenues (Notes 6 and 8)......................................  $25,127     $22,534     $71,649
                                                                -------     -------     -------
Costs and Operating Expenses:
  Cost of revenues (Note 6)...................................   14,176      13,036      37,807
  Selling, general and administrative expenses (Note 6).......    5,054       4,804      20,987
  Research and development expenses...........................    2,042       1,325       7,298
  Write-off of acquired technology (Note 2)...................       --          --       3,500
                                                                -------     -------     -------
                                                                 21,272      19,165      69,592
                                                                -------     -------     -------
Operating Income..............................................    3,855       3,369       2,057
Interest Income...............................................       --         819       1,280
Interest Expense, Related Party (Note 6)......................       --          --      (1,873)
                                                                -------     -------     -------
Income Before Provision for Income Taxes......................    3,855       4,188       1,464
Provision for Income Taxes (Note 4)...........................    1,455       1,674       1,900
                                                                -------     -------     -------
Net Income (Loss).............................................  $ 2,400     $ 2,514     $  (436)
                                                                =======     =======     =======
Earnings (Loss) per Share.....................................  $   .36     $   .32     $  (.05)
                                                                =======     =======     =======
Weighted Average Shares.......................................    6,617       7,811       8,601
                                                                =======     =======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                           1995         1996
                                                                          -------     --------
ASSETS
Current Assets:
  Cash and cash equivalents.............................................  $17,747     $ 45,476
  Accounts receivable, less allowances of $154 and $991.................    5,482       17,265
  Inventories...........................................................    5,968       14,592
  Prepaid income taxes (Note 4).........................................      673        2,319
  Prepaid expenses......................................................        7          618
  Due from parent company and affiliates................................      761          965
                                                                          -------     --------
                                                                           30,638       81,235
                                                                          -------     --------
Property, Plant and Equipment, at Cost, Net.............................    1,654        5,547
                                                                          -------     --------
Other Assets............................................................      195        3,098
                                                                          -------     --------
Cost in Excess of Net Assets of Acquired Companies (Note 2).............      420       33,117
                                                                          -------     --------
                                                                          $32,907     $122,997
                                                                          =======     ========

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable......................................................  $   432     $  4,282
  Accrued payroll and employee benefits.................................      692        2,616
  Accrued income taxes..................................................    1,665        2,775
  Other accrued expenses (Note 2).......................................      744        7,651
  Deferred revenue......................................................       --        4,161
                                                                          -------     --------
                                                                            3,533       21,485
                                                                          -------     --------
Deferred Income Taxes (Note 4)..........................................      228          196
                                                                          -------     --------
Subordinated Convertible Note, Due to Parent Company (Note 6)...........       --       50,000
                                                                          -------     --------
Commitments (Note 5)
Shareholders' Investment (Notes 3 and 7):
  Common stock, $.01 par value, 25,000,000 shares authorized; 8,101,500
     and 9,771,500 shares issued and outstanding........................       81           98
  Capital in excess of par value........................................   26,917       47,882
  Retained earnings.....................................................    2,143        1,707
  Cumulative translation adjustment.....................................        5        1,629
                                                                          -------     --------
                                                                           29,146       51,316
                                                                          -------     --------
                                                                          $32,907     $122,997
                                                                          =======     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       1994        1995         1996
                                                                                      -------     -------     --------
OPERATING ACTIVITIES:
  Net income (loss).................................................................. $ 2,400     $ 2,514     $   (436)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization..................................................     289         346        3,002
      Provision for losses on accounts receivable....................................      15          --          210
      Deferred income tax expense (benefit)..........................................     279         (60)          10
      Write-off of acquired technology (Note 2)......................................      --          --        3,500
      Changes in current accounts, excluding the effects of acquisitions:
        Accounts receivable..........................................................     269         388       (2,091)
        Inventories..................................................................  (1,265)       (303)         548
        Other current assets.........................................................     (78)       (698)         817
        Accounts payable.............................................................    (610)       (384)       1,706
        Other current liabilities....................................................    (540)        (41)       1,323
      Other..........................................................................      --          --           34
                                                                                      -------     -------     --------
          Net cash provided by operating activities..................................     759       1,762        8,623
                                                                                      -------     -------     --------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 2)........................................      --          --      (50,698)
  Purchases of property, plant and equipment.........................................    (237)       (313)      (1,476)
  Other..............................................................................      --        (183)          --
                                                                                      -------     -------     --------
          Net cash used in investing activities......................................    (237)       (496)     (52,174)
                                                                                      -------     -------     --------
FINANCING ACTIVITIES:
    Net proceeds from issuance of Company common stock (Note 7)......................      --      14,918       20,782
    Proceeds from issuance of subordinated convertible note to parent company (Note
     6)..............................................................................      --          --       50,000
    Proceeds from issuance of note payable to Thermo Electron (Note 6)...............      --          --       30,000
    Repayment of note payable to Thermo Electron (Note 6)............................      --          --      (30,000)
    Transfer from parent company to fund income tax payments.........................   1,670       1,930           --
    Net transfer to parent company...................................................  (2,185)       (383)          --
    Other............................................................................      --          --           58
                                                                                      -------     -------     --------
          Net cash provided by (used in) financing activities........................    (515)     16,465       70,840
                                                                                      -------     -------     --------
  Exchange Rate Effect on Cash.......................................................      --          (5)         440
                                                                                      -------     -------     --------
  Increase in Cash and Cash Equivalents..............................................       7      17,726       27,729
  Cash and Cash Equivalents at Beginning of Year.....................................      14          21       17,747
                                                                                      -------     -------     --------
  Cash and Cash Equivalents at End of Year........................................... $    21     $17,747     $ 45,476
                                                                                      =======     =======     ========
CASH PAID FOR:
  Interest........................................................................... $    --     $    --     $  1,848
                                                                                      =======     =======     ========
  Income taxes....................................................................... $ 1,670     $ 1,930     $    536
                                                                                      =======     =======     ========
NONCASH INVESTING ACTIVITIES:
  Fair value of assets of acquired companies......................................... $    --     $    --     $ 68,356
  Cash paid for acquired companies...................................................      --          --      (52,191)
                                                                                      -------     -------     --------
      Liabilities assumed of acquired companies...................................... $    --     $    --     $ 16,165
                                                                                      =======     =======     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)


                                                                COMMON       CAPITAL
                                               NET PARENT       STOCK,         IN                          CUMULATIVE
                                                 COMPANY       $.01 PAR     EXCESS OF       RETAINED       TRANSLATION
                                               INVESTMENT       VALUE       PAR VALUE       EARNINGS       ADJUSTMENT
                                               -----------     --------     ---------     ------------     ----------
BALANCE JANUARY 1, 1994......................   $   8,277      $     --      $    --        $     --        $     --
Net income...................................       2,400
Net transfer to parent company...............        (515)           --           --              --              --
                                                 --------      --------      -------         -------         -------
BALANCE DECEMBER 31, 1994....................      10,162            --           --              --              --
Net income prior to capitalization of
  Company....................................         371            --           --              --              --
Net transfer from parent company.............       1,547            --           --              --              --
Capitalization of Company....................     (12,080)           65       12,015              --              --
Net proceeds from issuance                             --            16       14,902              --              --
  of Company common stock
  (Note 7)...................................
Net income after capitalization of
  Company....................................          --            --           --           2,143              --
Translation adjustment.......................          --            --           --              --               5
                                                 --------      --------      -------         -------         -------
BALANCE DECEMBER 30, 1995....................          --            81       26,917           2,143               5
Net loss.....................................          --            --           --            (436)             --
Net proceeds from issuance of                          --            17       20,765              --              --
  Company common stock (Note 7)..............
Tax benefit related to employees' and                  --            --          200              --              --
  directors' stock plans.....................
Translation adjustment.......................          --            --           --              --           1,624
                                                 --------      --------      -------         -------         -------
BALANCE DECEMBER 28, 1996....................   $      --      $     98      $47,882        $  1,707        $  1,629
                                                 ========      ========      =======         =======         =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         THERMO BIOANALYSIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations


     Thermo BioAnalysis Corporation (the "Company") designs, manufactures, and markets life sciences instrumentation, including instruments and consumables based on immunoassay, optical biosensor, mass spectrometry and capillary electrophoresis ("CE") technologies; information management systems including laboratory information management systems ("LIMS") and chromatography data systems; and health physics instrumentation including radiation detection and counting instrumentation, and sophisticated radiation monitoring systems.



  Relationship with Thermo Instrument Systems Inc. and Thermo Electron
Corporation



     The Company was incorporated in February 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument") at which time Thermo Instrument transferred to the Company the assets related to certain elements of its Thermo Separation Products Inc. CE product line, its Finnigan MAT Ltd. MALDI-TOF division and its Eberline Instruments health physics instrumentation division in exchange for 6,500,000 shares of the Company's common stock. As of December 28, 1996, Thermo Instrument owned 6,500,000 shares of the Company's common stock, representing 67% of such stock outstanding. Thermo Instrument is an 82%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). As of December 28, 1996, Thermo Electron owned 59,200 shares of the Company's common stock, representing .6% of such stock outstanding.


  Principles of Consolidation


     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.


  Fiscal Year


     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1994, 1995 and 1996 are for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.


  Revenue Recognition


     The Company recognizes revenue upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes revenue from service contracts over the respective terms of the contracts. Information management systems revenue is recognized upon execution of the license agreement and delivery of the software when any ongoing service commitments are not critical to the functionality of the software; otherwise revenue on both the service and software components is recognized based on long-term contract accounting. Revenue from software maintenance contracts, including amounts bundled in initial software licenses, is recognized ratably over the term of the contract. Deferred revenue in the accompanying 1996 balance sheet consists of unearned revenue on service contracts and maintenance contracts, which will be recognized within one year.



  Software Development Costs



     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established. The Company believes that, under its current process for developing software, the software is essentially completed concurrently with the establish-

                         THERMO BIOANALYSIS CORPORATION
ment of technological feasibility. Accordingly, no software development costs have been capitalized except for software recorded in connection with an acquisition (see "Other Assets").



  Stock-based Compensation Plans



     The Company applies Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.


  Income Taxes


     In the period prior to the Company's initial public offering, the Company and Thermo Instrument were included in Thermo Electron's consolidated federal and certain state income tax returns. Subsequent to the Company's initial public offering in September 1996, Thermo Instrument's equity ownership of the Company was reduced below 80%, and as a result, the Company is required to file its own federal income tax return.



     In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.



  Earnings per Share



     Earnings per share has been computed based on the weighted average number of shares outstanding during the year. Pursuant to Securities and Exchange Commission requirements, earnings per share has been presented for all periods. Weighted average shares for all periods includes the 6,500,000 shares issued to Thermo Instrument in connection with the capitalization of the Company and, for periods prior to the Company's initial public offering, the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering. Because the effect of the assumed exercise of stock options would be immaterial, they have been excluded from weighted average shares subsequent to the Company's initial public offering. Fully diluted earnings per share has been computed, where dilutive, assuming the conversion of the Company's subordinated convertible debentures and elimination of the related interest expense, as well as the exercise of stock options and their related income tax effects (Note 9).


  Cash and Cash Equivalents


     As of December 28, 1996, $39,649,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

                         THERMO BIOANALYSIS CORPORATION

  Inventories



     Inventories are stated at the lower of cost (on a weighted average basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:



                                                                        1995        1996
                                                                       -------     -------
                                                                       (IN THOUSANDS)
    Raw materials and supplies.......................................  $ 3,501     $ 7,473
    Work in process..................................................    1,127       1,064
    Finished goods...................................................    1,340       6,055
                                                                        ------      ------
                                                                       $ 5,968     $14,592
                                                                        ======      ======


  Property, Plant and Equipment


     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings and improvements, 15 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consists of the following:



                                                                           1995     1996
                                                                          ------   -------
                                                                           (IN THOUSANDS)
    Land................................................................  $  285   $   285
    Buildings...........................................................   2,603     2,603
    Machinery, equipment and leasehold improvements.....................   3,429     9,241
                                                                          ------    ------
                                                                           6,317    12,129
    Less: Accumulated depreciation and amortization.....................   4,663     6,582
                                                                          ------    ------
                                                                          $1,654   $ 5,547
                                                                          ======    ======



  Other Assets



     Other assets in the accompanying balance sheet primarily represents the cost of acquired product technology and capitalized software associated with the 1996 acquisitions of the Affinity Sensors and LabSystems divisions of Fisons plc ("Fisons") from Thermo Instrument (Note 2). These assets are being amortized using the straight-line method over their estimated useful lives of 8 years. These assets were $2,997,000, net of accumulated amortization of $295,000, at year-end 1996.


  Cost in Excess of Net Assets of Acquired Companies


     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $302,000 and $1,010,000 at year-end 1995 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.


  Foreign Currency


     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate

                         THERMO BIOANALYSIS CORPORATION
component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.



  Fair Value of Financial Instruments



     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, due from parent company and affiliates, accounts payable and a subordinated convertible note. The carrying amounts of these financial instruments, with the exception of the subordinated convertible note, approximate fair value due to their short-term nature. See Note 6 for fair value information pertaining to the Company's subordinated convertible note.


  Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2. ACQUISITIONS



     In February 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation for $43,191,000 in cash. DYNEX designs, manufactures, and markets products used in the immunoassay segment of the bioinstrumentation market. This acquisition has been accounted for using the purchase method of accounting, and DYNEX's results have been included in the accompanying financial statements from the date of acquisition. The cost of DYNEX exceeded the estimated fair value of the acquired net assets by $32,740,000, which is being amortized over 40 years.



     On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons, a wholly owned subsidiary of Rhone-Poulenc Rorer Inc. In July 1996, the Company acquired from Thermo Instrument two businesses formerly part of Fisons, Affinity Sensors and LabSystems, for an aggregate purchase price of $9,000,000 in cash, subject to a post-closing adjustment based on a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. Affinity Sensors supplies biosensors used in life sciences research by the pharmaceutical and biotechnology industries, universities and medical research institutes. LabSystems designs, implements and supports laboratory information management systems and chromatography data systems used in research and development, quality assurance and control, and processing plants. Because the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's 1996 financial statements include the results of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. The acquired assets of Affinity Sensors and LabSystems included certain technologies for which technological feasibility had not been established at the acquisition date and which had no alternative future use. In connection with the acquisitions, the Company wrote off such technology in the amount of $3,500,000, which represents the portion of the purchase price allocated to technology in development at the acquired businesses, based on estimated replacement cost.

                         THERMO BIOANALYSIS CORPORATION

     Based on unaudited data, the following table presents selected financial information for the Company, DYNEX, Affinity Sensors and LabSystems on a pro forma basis, assuming the companies had been combined since the beginning of 1995.



                                                                  1995          1996
                                                                 -------       -------
                                                                    (IN THOUSANDS,
                                                                   EXCEPT PER SHARE
                                                                       AMOUNTS)
        Revenues...............................................  $80,803       $78,837
        Net income.............................................      822           570
        Earnings per share.....................................      .11           .07



     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX, Affinity Sensors and LabSystems been made at the beginning of 1995. Additional pro forma information for the Company, DYNEX, Affinity Sensors and LabSystems is included elsewhere in this Prospectus.



     In connection with the acquisition of DYNEX, the Company has undertaken a restructuring of the acquired business. The restructuring activities include reductions in staffing levels, abandonment of excess facilities, and other costs associated with exiting certain activities of the acquired business. In connection with these restructuring activities, the Company established reserves of $2,259,000. These amounts were recorded as costs of the acquisition and were provided in accordance with Emerging Issues Task Force Pronouncement 95-3 ("EITF 95-3"). During 1996, the Company expended $915,000 for restructuring costs. These expenditures consisted primarily of severance payments and lease termination fees. The Company finalized its restructuring plan for DYNEX as of year-end 1996, and had a remaining reserve balance for DYNEX's restructuring of $1,344,000 related to ongoing severance and abandoned facility payments. As of December 28, 1996, the Company had accrued a total of $1,741,000 for restructuring costs for all of its acquisitions, which is included in other accrued expenses in the accompanying balance sheet.



3. EMPLOYEE BENEFIT PLANS



  Stock-based Compensation Plans



  Stock Option Plans



     In February 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date became exercisable in December 1996, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan have the same general terms as options granted to date under the stock-based compensation plan described above, except that the option term is five years and the transfer restrictions and repurchase rights generally lapse ratably over a four-year period. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Instrument and Thermo Electron.

                         THERMO BIOANALYSIS CORPORATION

  Employee Stock Purchase Program



     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by Thermo Instrument and Thermo Electron. Under this program, shares of Thermo Instrument's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.



  Pro Forma Stock-based Compensation Expense



     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) and earnings
(loss) per share would have been as follows:



                                                                            1995        1996
                                                                           ------       -----
                                                                             (IN THOUSANDS,
                                                                                 EXCEPT
                                                                           PER SHARE AMOUNTS)
     Net income (loss):
       As reported.......................................................  $2,514       $(436)
       Pro forma.........................................................   2,477        (863)
     Earnings (loss) per share:
       As reported.......................................................     .32        (.05)
       Pro forma.........................................................     .32        (.10)



     Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.



     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                                            1995          1996
                                                                         ----------    ----------
     Volatility........................................................         26%           26%
     Risk-free interest rate...........................................        6.2%          6.5%
     Expected life of options..........................................   8.1 years     3.5 years



     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                         THERMO BIOANALYSIS CORPORATION

  Stock Option Activity



     A summary of the Company's stock option activity is as follows:



                                                              1995                  1996
                                                       -------------------   -------------------
                                                                  WEIGHTED              WEIGHTED
                                                       NUMBER     AVERAGE    NUMBER     AVERAGE
                                                         OF       EXERCISE     OF       EXERCISE
                                                       SHARES      PRICE     SHARES      PRICE
                                                       ------     --------   ------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Options outstanding, beginning of year.........      --        $   --       30       $10.00
      Granted......................................      30         10.00      713        11.28
      Forfeited....................................      --            --      (26)       10.00
                                                                                --
                                                        ---
    Options outstanding, end of year...............      30        $10.00      717       $11.27
                                                        ===        ======       ==       ======
    Options exercisable............................      --        $   --      717       $11.27
                                                        ===        ======       ==       ======
    Options available for grant....................      70                    183
                                                        ===                     ==
    Weighted average fair value per share of
      options granted during year..................                $ 2.93                $ 5.36
                                                                   ======                ======



     As of December 28, 1996, the options outstanding were exercisable at prices ranging from $10.00 to $13.63 and had a weighted-average remaining contractual life of 10.4 years.



  401(k) Savings Plan and Employee Stock Ownership Plan



     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to 1995, in Thermo Electron's employee stock ownership plan ("ESOP"). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $169,000, $128,000 and $285,000 in 1994, 1995 and 1996, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.



4. INCOME TAXES


     The components of income before provision for income taxes are as follows:


                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Domestic.................................................  $3,684     $3,828     $1,786
    Foreign..................................................     171        360       (322)
                                                               ------     ------     ------
                                                               $3,855     $4,188     $1,464
                                                               ======     ======     ======

                         THERMO BIOANALYSIS CORPORATION

     The components of the provision for income taxes are as follows:


                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Currently payable:
      Federal................................................  $  939     $1,331     $  487
      State..................................................     237        284         93
      Foreign................................................      --        119      1,310
                                                               ------     ------     ------
                                                                1,176      1,734      1,890
                                                               ------     ------     ------
    Net deferred (prepaid):
      Federal................................................     231        (50)         8
      State..................................................      48        (10)         2
                                                               ------     ------     ------
                                                                  279        (60)        10
                                                               ------     ------     ------
                                                               $1,455     $1,674     $1,900
                                                               ======     ======     ======



     The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the underlying common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $200,000 of such benefits that have been allocated to capital in excess of par value in 1996 resulting from employee exercises of stock options in affiliated companies.



     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% in 1994 and 1995 and 34% in 1996 to income before provision for income taxes due to the following:



                                                                1994       1995       1996
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Provision for income taxes at statutory rate.............  $1,349     $1,466     $  498
    Increases (decreases) resulting from:
      State income taxes, net of federal tax.................     185        178         63
      Net foreign losses not benefited and tax rate
         differential........................................     (60)        (7)       229
      Tax benefit of foreign sales corporation...............     (34)        (6)       (23)
      Write-off of acquired technology (Note 2)..............      --         --      1,190
      Amortization of cost in excess of net assets of
         acquired company....................................       6          6          6
      Other, net.............................................       9         37        (63)
                                                               ------     ------     ------
                                                               $1,455     $1,674     $1,900
                                                               ======     ======     ======

                         THERMO BIOANALYSIS CORPORATION

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:


                                                                          1995      1996
                                                                          ----     ------
                                                                          (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals.............................................  $355     $1,872
      Inventory basis difference........................................   256        370
      Allowance for doubtful accounts                                       62         77
                                                                          ----       ----
                                                                          $673     $2,319
                                                                          ====       ====
    Deferred income taxes:
      Depreciation......................................................  $228     $  196
                                                                          ====       ====



     A provision has not been made for U.S. or additional foreign taxes on $2,246,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial.



5. COMMITMENTS



     The Company leases portions of its office and operating facilities under various noncancellable operating lease arrangements that expire at various dates through 2015. The accompanying statement of operations includes expenses from operating leases of $71,000, $69,000 and $1,401,000 in 1994, 1995 and 1996,
respectively. Future minimum payments due under noncancellable operating leases as of December 28, 1996, are $1,561,000 in 1997; $1,421,000 in 1998; $1,368,000
in 1999; $1,360,000 in 2000; $982,000 in 2001; and $6,255,000 in 2002 and
thereafter. Total future minimum lease payments are $12,947,000.


6. RELATED PARTY TRANSACTIONS

  Corporate Services Agreement


     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.25% and 1.20% of the Company's revenues in 1994 and 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $314,000, $270,000, and $716,000 in 1994, 1995 and 1996, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.


  Other Related Party Transactions


     The Company purchases and sells products in the ordinary course of business with other companies associated with Thermo Electron. Sales of such products to affiliated companies totaled $262,000, $279,000

                         THERMO BIOANALYSIS CORPORATION
and $5,990,000 in 1994, 1995 and 1996, respectively. Purchases of products from such companies totaled $413,000, $414,000 and $306,000 in 1994, 1995 and 1996,
respectively.



     Prior to 1996, a majority-owned subsidiary of Thermo Instrument acted as a commission-based sales agent for certain of the Company's products. The Company paid $1,288,000 and $1,263,000 under this arrangement in 1994 and 1995, respectively.



     In addition, a majority-owned subsidiary of Thermo Instrument assembles certain of the Company's products. For these services, the Company paid $566,000, $600,000 and $704,000 in 1994, 1995 and 1996, respectively.



  Repurchase Agreement


     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.


  Short- and Long-term Obligations



     In July 1996, the Company issued to Thermo Instrument a $50,000,000 principal amount 4.875% subordinated convertible note, due 2001, convertible into shares of the Company's common stock at $16.50 per share. The fair value of the subordinated convertible note approximates its carrying amount based primarily on the quoted market price of the Company's common stock and prevailing market interest rates.



     In February 1996, the Company borrowed $30,000,000 from Thermo Electron pursuant to a promissory note due February 1997 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. This note was repaid in July 1996 with proceeds from the $50,000,000 subordinated convertible note issued to Thermo Instrument.


7. COMMON STOCK


     In March 1995, the Company sold 700,000 shares of its common stock in a private placement at $10.00 per share for net proceeds of $6,530,000. In April 1995, the Company sold 901,500 shares of its common stock in a private placement for net proceeds of $8,388,000.



     In September and October 1996, the Company sold 1,670,000 shares of its common stock in an initial public offering at $14.00 per share for net proceeds of $20,782,000.



     At December 28, 1996, the Company had reserved 3,955,303 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the 4.875% subordinated convertible note.

                         THERMO BIOANALYSIS CORPORATION



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)


8. GEOGRAPHICAL INFORMATION AND SIGNIFICANT CUSTOMER


     The following table shows data for the Company by geographical area.



                                                                1994      1995       1996
                                                              --------   -------   --------
                                                                     (IN THOUSANDS)
    Revenues:
      United States.........................................  $ 19,891   $17,741   $ 43,098
      England...............................................     5,236     4,793     27,817
      Other Europe..........................................        --        --     11,228
      Asia..................................................        --        --      3,381
      Transfers among geographical areas (a)................        --        --    (13,875)
                                                               -------   -------    -------
                                                              $ 25,127   $22,534   $ 71,649
                                                               =======   =======    =======
    Income before provision for income taxes:
      United States.........................................  $  3,998   $ 3,321   $  3,398
      England (b)...........................................       171       360     (1,061)
      Other Europe..........................................        --        --        621
      Asia..................................................        --        --        577
      Corporate and eliminations (c)........................      (314)     (312)    (1,478)
                                                               -------   -------    -------
      Total operating income................................     3,855     3,369      2,057
      Interest income (expense), net........................        --       819       (593)
                                                               -------   -------    -------
                                                              $  3,855   $ 4,188   $  1,464
                                                               =======   =======    =======
    Identifiable assets:
      United States.........................................  $ 11,134   $29,022   $ 47,096
      England...............................................     3,215     3,885     27,720
      Other Europe..........................................        --        --      6,467
      Asia..................................................        --        --      1,149
      Corporate (d).........................................        --        --     40,565
                                                               -------   -------    -------
                                                              $ 14,349   $32,907   $122,997
                                                               =======   =======    =======
    Export revenues included in United States revenues above
      (e)...................................................  $  3,217   $ 2,741   $  3,432
                                                               =======   =======    =======


---------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.



(b) Includes a write-off of acquired technology in 1996 of $3,500,000 related to the acquisitions of Affinity Sensors and LabSystems.



(c) Primarily corporate general and administrative expenses.



(d) Primarily cash and cash equivalents.



(e) In general, export sales are denominated in U.S. dollars.



     U.S. government agencies accounted for 32% and 24% of the Company's total revenues in 1994 and 1995, respectively. No customer accounted for 10% or more of the Company's total revenues in 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the DYNEX Technologies Division of Dynatech Corporation:

     We have audited the accompanying consolidated balance sheet of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996, and the related consolidated statements of operations, cash flows, and shareholder's investment for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Dynatech Medical Products Limited, which statements reflect 14 percent and 16 percent of consolidated assets as of March 31, 1995 and February 7, 1996, respectively, and 35 percent, 32 percent and 41 percent of consolidated cost of revenues for each of the two years in the period ended March 31, 1995 and the period from April 1, 1995 through February 7, 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the DYNEX Technologies Division of Dynatech Corporation as of March 31, 1995 and February 7, 1996 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 and for the period from April 1, 1995 through February 7, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 19, 1996

REPORT OF THE AUDITORS TO THE MEMBERS OF

DYNATECH MEDICAL PRODUCTS LIMITED

     We have audited the accounts.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the accounts.

OPINION

     In our opinion the accounts give a true and fair view of the state of the company's affairs as at March 31, 1995 and at February 7, 1996 and of its income and cash flows for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 through February 7, 1996 and have been properly prepared in accordance with the Companies (Guernsey) Law, 1994.

Coopers & Lybrand
Chartered Accountants
Guernsey, Channel Islands
July 19, 1996

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                YEAR ENDED           APRIL 1, 1995
                                                                 MARCH 31,              THROUGH
                                                           ---------------------      FEBRUARY 7,
                                                            1994          1995           1996
                                                           -------       -------     -------------
Revenues (Note 6)........................................  $30,130       $37,328        $28,503
                                                           -------       -------     -------------
Costs and Operating Expenses:
  Cost of revenues.......................................   15,476        20,297         15,783
  Selling, general and administrative expenses (includes
     $2,515, $2,182 and $2,152 to Dynatech Corporation)
     (Note 5)............................................   12,203        12,636         11,402
  Research and development expenses......................    2,483         2,467          2,297
                                                           -------       -------     -------------
                                                            30,162        35,400         29,482
                                                           -------       -------     -------------
Operating Income (Loss)..................................      (32)        1,928           (979)
Interest Income..........................................      154           156            146
Interest Expense (includes $1,353, $1,050 and $1,427 to
  Dynatech Corporation) (Note 5).........................   (1,662)       (1,312)        (1,610)
                                                           -------       -------     -------------
Income (Loss) Before Provision for Income Taxes..........   (1,540)          772         (2,443)
Provision for Income Taxes (Note 3)......................      228           436            320
                                                           -------       -------     -------------
Net Income (Loss)........................................  $(1,768)      $   336        $(2,763)
                                                           =======       =======     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                        MARCH 31,     FEBRUARY 7,
                                                                          1995           1996
                                                                        ---------     -----------
                                ASSETS
Current Assets:
  Cash and cash equivalents...........................................   $ 5,269        $ 1,232
  Accounts receivable, less allowances of $293 and $174...............     5,435          4,923
  Inventories.........................................................     5,861          6,737
  Prepaid expenses....................................................       585            866
  Prepaid income taxes (Note 3).......................................       130            170
                                                                        ---------     -----------
                                                                          17,280         13,928
                                                                        ---------     -----------
Property and Equipment, at Cost, Net..................................     2,080          2,138
                                                                        ---------     -----------
                                                                         $19,360        $16,066
                                                                        ========       ========

               LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Short-term debt.....................................................   $ 3,732        $    --
  Accounts payable....................................................     1,670          1,094
  Accrued payroll and employee benefits...............................     1,681            825
  Accrued installation and warranty expenses..........................       270            270
  Customer deposits...................................................       479            483
  Accrued income taxes................................................       436            320
  Deferred revenue....................................................       106            189
  Accrued sales commissions...........................................       427            264
  Other accrued expenses..............................................       781            564
                                                                        ---------     -----------
                                                                           9,582          4,009
                                                                        ---------     -----------
Deferred Income Taxes (Note 3)........................................       130            170
                                                                        ---------     -----------
Commitments (Note 4)
Shareholder's Investment:
  Net parent company investment.......................................     9,292         12,056
  Cumulative translation adjustment...................................       356           (169)
                                                                        ---------     -----------
                                                                           9,648         11,887
                                                                        ---------     -----------
                                                                         $19,360        $16,066
                                                                        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED          APRIL 1, 1995
                                                                  MARCH 31,             THROUGH
                                                             -------------------      FEBRUARY 7,
                                                              1994        1995           1996
                                                             -------     -------     -------------
OPERATING ACTIVITIES:
  Net income (loss)........................................  $(1,768)    $   336        $(2,763)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization.......................    1,255       1,103            874
       Provision for losses on accounts receivable.........       36          74             41
       Changes in current accounts:
          Accounts receivable..............................    1,462        (634)           333
          Inventories......................................      320        (887)        (1,152)
          Other current assets.............................       75          75           (301)
          Accounts payable.................................     (980)        693           (531)
          Other current liabilities........................    1,115        (721)        (1,184)
                                                             -------     -------     -------------
          Net cash provided by (used in) operating
            activities.....................................    1,515          39         (4,683)
                                                             -------     -------     -------------
INVESTING ACTIVITIES:
  Purchases of property and equipment......................     (892)     (1,127)          (975)
                                                             -------     -------     -------------
FINANCING ACTIVITIES:
  Net transfer from Dynatech Corporation...................      895       1,746          5,527
  Dividends paid to Dynatech Corporation...................     (600)       (400)            --
  Increase (decrease) in short-term debt...................      685         156         (3,652)
                                                             -------     -------     -------------
          Net cash provided by financing activities........      980       1,502          1,875
                                                             -------     -------     -------------
Exchange Rate Effect on Cash...............................      716        (489)          (254)
                                                             -------     -------     -------------
Increase (Decrease) in Cash and Cash Equivalents...........    2,319         (75)        (4,037)
Cash and Cash Equivalents at Beginning of Period...........    3,025       5,344          5,269
                                                             -------     -------     -------------
Cash and Cash Equivalents at End of Period.................  $ 5,344     $ 5,269        $ 1,232
                                                             =======     =======     ==========
CASH PAID FOR:
  Interest.................................................  $   311     $   260        $   193
                                                             =======     =======     ==========
  Income taxes.............................................  $   315     $   305        $    78
                                                             =======     =======     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                                 (IN THOUSANDS)

                                                                       NET PARENT      CUMULATIVE
                                                                         COMPANY       TRANSLATION
                                                                       INVESTMENT      ADJUSTMENT
                                                                       -----------     -----------
BALANCE MARCH 31, 1993...............................................    $ 9,083          $  41
Net loss.............................................................     (1,768)            --
Net transfer from Dynatech Corporation...............................        895             --
Dividends paid to Dynatech Corporation...............................       (600)            --
Translation adjustment...............................................         --            759
                                                                       -----------     -----------
BALANCE MARCH 31, 1994...............................................      7,610            800
Net income...........................................................        336             --
Net transfer from Dynatech Corporation...............................      1,746             --
Dividends paid to Dynatech Corporation...............................       (400)            --
Translation adjustment...............................................         --           (444)
                                                                       -----------     -----------
BALANCE MARCH 31, 1995...............................................      9,292            356
Net loss.............................................................     (2,763)            --
Net transfer from Dynatech Corporation...............................      5,527             --
Translation adjustment...............................................         --           (525)
                                                                       -----------     -----------
BALANCE FEBRUARY 7, 1996.............................................    $12,056          $(169)
                                                                        ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     DYNEX Technologies (the "Company") designs, manufactures and markets products used in the immunoassay segment of the bioinstrumentation market. The Company is a division of Dynatech Corporation ("Dynatech"), and was formerly known as Dynatech Laboratories.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts which is recognized as revenue over the life of the service contract. Substantially all of the deferred revenue included in the accompanying balance sheet as of February 7, 1996, will be recognized within one year.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                  MARCH 31,       FEBRUARY 7,
                                                                    1995             1996
                                                                  ---------       -----------
                                                                        (IN THOUSANDS)
    Raw materials and supplies..................................   $ 2,191          $ 2,054
    Work in process.............................................       559              581
    Finished goods..............................................     3,111            4,102
                                                                  ---------       -----------
                                                                   $ 5,861          $ 6,737
                                                                  ========         ========

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property and equipment consist of the following:

                                                                      MARCH 31,   FEBRUARY 7,
                                                                        1995         1996
                                                                      ---------   -----------
                                                                          (IN THOUSANDS)
    Machinery, equipment and leasehold improvements.................   $ 6,782      $ 6,807
    Less: Accumulated depreciation and amortization.................     4,702        4,669
                                                                      ---------   -----------
                                                                       $ 2,080      $ 2,138
                                                                      ========     ========

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for all periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  401(K) SAVINGS PLAN

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Dynatech's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. In addition, the Company may provide a discretionary contribution which is allocated based on each employee's salary and length of service. Contributions charged to expense were $66,000, $113,000, and $103,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively.

3.  INCOME TAXES

     The components of income (loss) before provision for income taxes are as follows:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                  1994       1995        1996
                                                                 -------     -----   -------------
                                                                          (IN THOUSANDS)
    Domestic...................................................  $(1,094)    $(163)     $(1,926)
    Foreign....................................................     (446)      935         (517)
                                                                 -------     -----   -------------
                                                                 $(1,540)    $ 772      $(2,443)
                                                                 =======     =====   ==========

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision for income taxes are as follows:

                                                                                     PERIOD FROM
                                                                     YEAR ENDED     APRIL 1, 1995
                                                                      MARCH 31,        THROUGH
                                                                    -------------    FEBRUARY 7,
                                                                    1994     1995       1996
                                                                    ----     ----   -------------
                                                                           (IN THOUSANDS)
    Currently payable
      Foreign.....................................................  $228     $436       $ 320
                                                                    ====     ====   ==========

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% to income (loss) before provision for income taxes due to the following:

                                                                                      PERIOD FROM
                                                                    YEAR ENDED       APRIL 1, 1995
                                                                     MARCH 31,          THROUGH
                                                                 -----------------    FEBRUARY 7,
                                                                 1994       1995         1996
                                                                 -----     -------   -------------
                                                                          (IN THOUSANDS)
    Provision (benefit) for income taxes at statutory rate.....  $(539)    $   270      $  (855)
    Increases (decreases) resulting from:
      Net foreign losses not benefited and tax rate
         differential..........................................    384         109          501
      Net operating loss not benefited.........................    613         366        1,014
      Other, net...............................................   (230)       (309)        (340)
                                                                 -----     -------   -------------
                                                                 $ 228     $   436      $   320
                                                                 =====     =======   ==========

     Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                          MARCH 31,    FEBRUARY 7,
                                                                            1995          1996
                                                                          ---------   -------------
                                                                               (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals..........................................      $   146       $   192
      Inventory basis difference.....................................            4             5
      Net operating loss carryforwards...............................        5,003         5,397
                                                                           -------
                                                                             5,153         5,594
      Less: Valuation allowance......................................        5,023         5,424
                                                                           -------
                                                                           $   130       $   170
                                                                           =======
    Deferred income taxes:
      Depreciation...................................................      $   127       $   167
      Other..........................................................            3             3
                                                                           -------
                                                                           $   130       $   170
                                                                           =======

     The valuation allowance relates to uncertainty concerning the realization of $13,875,000 of federal net operating loss carryforwards, the realization of which is limited to the future income of the Company's U.S. subsidiary. The loss carryforwards will expire in the years 2004 through 2011. Any tax benefit resulting from use of the loss carryforwards will be recorded as a reduction to the provision for income taxes.

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A provision has not been made for U.S. or additional foreign taxes on $2,164,000 of undistributed earnings in foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

4.  COMMITMENTS

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $977,000, $948,000 and $688,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Future minimum payments due under noncancelable operating leases are $736,000 in the remainder of calendar 1996; $600,000 in 1997; $371,000 in 1998; $376,000 in 1999; $383,000 in 2000; and
$29,000 in 2001 and thereafter. Total future minimum lease payments are $2,495,000.

5.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Dynatech have corporate services agreements under which Dynatech provides certain administrative services, including risk management, administration for certain employee benefits, tax advice and preparation of tax returns, centralized cash management and certain other services. For these services, the Company paid fees of approximately 1.2% of budgeted revenue and 2.6% of actual expenses incurred. In addition, Dynatech charged the Company an interest allocation. The corporate service fees and the interest allocation totaled $2,515,000, $2,182,000, and $2,152,000 for the years ended March 31,
1994 and 1995 and for the period from April 1, 1995 through February 7, 1996, respectively. Management believes that the corporate service fee and interest allocation are reasonable and representative of the expenses the Company would have incurred on a stand-alone basis.

6.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing, and marketing products used in the immunoassay segment of the bioinstrumentation market. The following table shows data for the Company by geographical area.

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
    Revenues:
      United States........................................  $15,541     $ 18,428     $13,250
      Germany..............................................    7,212        9,962       7,169
      Guernsey Channel Islands.............................    6,591        8,163       7,547
      United Kingdom.......................................    3,519        3,833       2,689
      France...............................................    1,907        3,064       3,617
      Other................................................    3,827        4,907       3,806
      Transfers among geographical areas (a)...............   (8,467)     (11,029)     (9,575)
                                                             -------     --------     -------
                                                             $30,130     $ 37,328     $28,503
                                                             =======     ========     =======

              DYNEX TECHNOLOGIES DIVISION OF DYNATECH CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

                                                                                    PERIOD FROM
                                                                  YEAR ENDED       APRIL 1, 1995
                                                                  MARCH 31,           THROUGH
                                                             --------------------   FEBRUARY 7,
                                                              1994         1995        1996
                                                             -------     --------  -------------
                                                                       (IN THOUSANDS)
         Income (loss) before provision for income taxes:
              United States................................  $  (335)    $    395     $(1,257)
              Germany......................................     (220)         439         286
              Guernsey, Channel Islands....................     (253)         145        (573)
              United Kingdom...............................      180          336          98
              France.......................................     (247)         125         313
              Other........................................      843          488         154
                                                             -------     --------     -------
              Total operating income (loss)................      (32)       1,928        (979)
              Interest expense, net........................   (1,508)      (1,156)     (1,464)
                                                             -------     --------     -------
                                                             $(1,540)    $    772     $(2,443)
                                                             =======     ========     =======
         Identifiable assets:
              United States................................  $ 5,212     $  5,800     $ 2,619
              Germany......................................    3,743        3,537       3,456
              Guernsey, Channel Islands....................    1,792        2,601       2,759
              United Kingdom...............................    3,414        4,441       4,060
              France.......................................    1,304        1,509       1,647
              Other........................................    1,506        1,472       1,525
                                                             -------     --------     -------
                                                             $16,971     $ 19,360     $16,066
                                                             =======     ========     =======
         Export revenues included in United States
           revenues above (b):
              Europe.......................................  $ 1,612     $  2,519     $ 1,544
              Other........................................    1,148        1,243         878
                                                             -------     --------     -------
                                                             $ 2,760     $  3,762     $ 2,422
                                                             =======     ========     =======

---------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) In general, export sales are denominated in U.S. dollars.

7.  SUBSEQUENT EVENT

     On February 7, 1996, the Company was sold to Thermo BioAnalysis
Corporation.

                                AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF THERMO BIOANALYSIS CORPORATION


     We have audited the combined financial statements on pages F-30 to F-40 which have been prepared under the historical cost convention and the accounting policies set out on pages F-33 to F-34.


RESPECTIVE RESPONSIBILITIES OF MANAGEMENT AND AUDITORS

     The managements of Affinity Sensors and LabSystems are responsible for preparing financial statements for the division for which they are responsible, which give a true and fair view of the state of affairs of the division at December 31, 1994 and 1995, and of the results of the division for the years ended December 31, 1993, 1994 and 1995. In preparing those financial statements, each division's management is required to:
     - select suitable accounting policies and then apply them consistently;
     - make judgements and estimates that are reasonable and prudent;
     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements; and
     - prepare the financial statements on the going concern basis unless it its inappropriate to presume that the division will continue in business.

     Each division's management is responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the division. Each division's management is also responsible for safeguarding the assets of the division and hence for taking reasonable steps for the prevention of fraud and other irregularities.

     The responsibility for the preparation of the combined financial statements rests with the directors of Thermo BioAnalysis Corporation.

     It is our responsibility to form an independent opinion, based on our audit, on the combined financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board which are substantially in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by management in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of each division, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the financial statements give a true and fair view of the combined state of affairs of the divisions at December 31, 1994 and 1995 and of their losses and cash flows for the years ended December 31, 1993, 1994 and 1995, in accordance with generally accepted accounting principles in the United Kingdom.

     Accounting practices used by the divisions and Thermo BioAnalysis Corporation in preparing the accompanying combined financial statements conform with generally accepted accounting principles in the United Kingdom. Had the accompanying financial statements been prepared in accordance with United States generally accepted accounting principles, the information included in them would not be materially different. Accordingly, no reconciliation of net income and owner's equity to United States generally accepted accounting principles has been included in the combined financial statements.

                                            ARTHUR ANDERSEN

Cambridge, England
July 22, 1996

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                       COMBINED PROFIT AND LOSS ACCOUNTS

                                                                                           PERIOD FROM
                                       YEAR ENDED DECEMBER 31,         THREE MONTHS      JANUARY 1, 1996
                                     ----------------------------         ENDED              THROUGH
                                      1993       1994       1995      MARCH 31, 1995     MARCH 29, 1996
                                      L000       L000       L000           L000               L000
                                     ------     ------     ------     --------------     ---------------
                                                                                             (UNAUDITED)
Turnover (Note 2)..................  15,980     14,959     14,361          2,678               2,862
Cost of sales......................  (4,210)    (4,220)    (3,526)        (1,000)             (1,349)
                                     ------     ------     ------         ------              ------
Gross profit.......................  11,770     10,739     10,835          1,678               1,513
Distribution costs.................  (2,803)    (3,075)    (2,539)          (636)               (862)
Administrative expenses............  (9,206)    (8,246)    (7,893)        (1,675)             (1,802)
                                     ------     ------     ------         ------              ------
Profit (loss) on ordinary
  activities before taxation (Note
  3)...............................    (239)      (582)       403           (633)             (1,151)
Tax on profit (loss) on ordinary
  activities (Note 5)..............    (292)      (104)      (406)            --                  --
                                     ------     ------     ------         ------              ------
Loss for the financial year after
  taxation transferred to reserves
  (Note 11)........................    (531)      (686)        (3)          (633)             (1,151)
                                     ======     ======     ======         ======              ======

Movements in reserves are shown in Note 11.

All amounts relate to continuing operations.

The loss for each financial year is the only material recognised gain or loss for each year, and accordingly a statement of total recognised gains and losses is not presented in these financial statements.

 The accompanying notes are an integral part of these profit and loss accounts.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                            COMBINED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1994      1995
                                                                               L000      L000
                                                                              ------    ------
FIXED ASSETS
Tangible assets (Note 6)....................................................   1,885     1,592
                                                                              ------    ------
CURRENT ASSETS
Stocks (Note 7).............................................................   1,197     1,026
Debtors (Note 8)............................................................   5,781     5,507
Cash at bank and in hand....................................................  10,526    13,039
                                                                              ------    ------
                                                                              17,504    19,572
Creditors: Amounts falling due within one year (Note 9).....................  (4,802)   (5,033)
                                                                              ------    ------
Net current assets..........................................................  12,702    14,539
                                                                              ------    ------
Total assets less current liabilities.......................................  14,587    16,131
Provisions for liabilities and charges (Note 10)............................    (647)     (949)
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======
OWNER'S EQUITY
Net parent company investment (Note 11).....................................  13,913    15,152
Cumulative translation adjustment (Note 11).................................      27        30
                                                                              ------    ------
                                                                              13,940    15,182
                                                                              ======    ======

These accounts were approved on July 22, 1996.

      The accompanying notes are an integral part of these balance sheets.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                         COMBINED CASH FLOW STATEMENTS

                                                                                          PERIOD FROM
                                             YEAR ENDED DECEMBER 31,     THREE MONTHS      JANUARY 1,
                                             ------------------------       ENDED         1996 THROUGH
                                              1993     1994     1995    MARCH 31, 1995   MARCH 29, 1996
                                              L000     L000     L000         L000             L000
                                             ------   ------   ------   --------------   --------------
                                                                                            (UNAUDITED)
NET CASH INFLOW FROM OPERATING ACTIVITIES
  (Note 12)................................   1,840    1,759    1,263           287              742
TAXATION
Corporation tax paid.......................    (292)    (104)    (406)      --               --
                                             ------   ------   ------
Tax paid...................................    (292)    (104)    (406)      --               --
                                             ------   ------   ------
INVESTING ACTIVITIES
Payments to acquire tangible fixed
  assets...................................  (1,145)    (939)    (795)      --                  (142)
Receipts from sales of tangible fixed
  assets...................................      --       20       35            35          --
                                             ------   ------   ------
Net cash inflow (outflow) from investing
  activities...............................  (1,145)    (919)    (760)           35             (142)
                                             ------   ------   ------
Net cash inflow before financing...........     403      736       97           322              600
                                             ------   ------   ------
FINANCING
Capital injection (withdrawal) (Note 11)...   2,503    1,031    1,242       (10,848)         (13,609)
                                             ------   ------   ------
Net cash inflow (outflow) from financing...   2,503    1,031    1,242       (10,848)         (13,609)
                                             ------   ------   ------
Increase (decrease) in cash and cash
  equivalents (Note 13)....................   2,906    1,767    1,339       (10,526)         (13,009)
                                             ======   ======   ======

   The accompanying notes are an integral part of these cash flow statements.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

     A summary of the principal accounting policies, all of which have been applied consistently throughout the three years ending December 31, 1993, 1994 and 1995, is set out below.

 (a) Basis of preparation

     The combined financial statements have been prepared as an aggregation of the financial statements of the Affinity Sensors and LabSystems divisions of Fisons plc, and their respective sales offices based in the United States.

     In preparing this aggregation, the directors of Thermo BioAnalysis Corporation have eliminated transactions and balances between LabSystems and its sales office and Affinity Sensors and its sales office. Unrealised profit on stocks and demonstration models held as tangible fixed assets have also been eliminated. LabSystems and Affinity Sensors do not trade with each other.

 (b) Basis of accounting

     The financial statements are prepared under the historical cost convention and have been prepared in accordance with applicable United Kingdom accounting standards.

 (c) Tangible fixed assets

     Fixed assets are shown at cost less depreciation. Depreciation is provided at rates calculated to write-off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

     Plant and equipment, fixtures and fittings                    4 years - 10
years
     Leasehold improvements                                     Over the period
of the lease

 (d) Stocks

     Stocks and work-in-progress are stated at the lower of cost or net realisable value.

     Cost, which is calculated on the FIFO basis, comprises material and, where appropriate, labour and factory overheads.

 (e) Taxation

     Corporation tax payable is provided on taxable profits at the current rate.

     Corporation tax payable is settled via the capital account with Fisons plc in the United Kingdom, and Fisons Instruments North America Inc. in the United States. Hence no corporation tax creditors appear in these financial statements.

     Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced.

     Deferred tax assets resulting from tax losses carried forward are not recognised in the financial statements except to the extent that they are anticipated to be recoverable without being replaced by equivalent debit balances.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 (f) Foreign currency

     Transactions denominated in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction or, if hedged, at the forward contract rate.

     Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the exchange rates prevailing at that date or, if appropriate, at the forward contract rate. Any gain or loss arising from a change in exchange rates subsequent to the date of transaction is included as an exchange gain or loss in the profit and loss account.

     The results of the sales offices in the United States are translated at the average rate of exchange during each year and their balance sheets at the rate ruling at each balance sheet date.

     Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves.

 (g) Turnover

     Turnover represents the invoiced value of goods and services sold during the year, less trade discounts and allowances, stated net of value added tax.

 (h) Research and development costs

     Research and development expenditure is charged to the profit and loss account as incurred.

 (i) Leases

     The company enters into operating leases as described in Note 15.

     Operating leases are charged on a straight-line basis over the lease term.

 (j) Pension costs

     The amount charged to the profit and loss account in respect of pension costs for defined benefit schemes is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll. Variations from regular cost are charged or credited to the profit and loss account over the estimated average remaining working life of scheme members.

     The schemes are externally funded, with the assets held separately from those of the group in trustee administered funds. Differences between amounts charged to the profit and loss account and amounts contributed to the schemes are shown as either provisions or prepayments in the balance sheet.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.   TURNOVER

     The analysis of turnover by geographical area is as follows:

                                                                  1993      1994      1995
                                                                  L000      L000      L000
                                                                 ------    ------    ------
     United Kingdom............................................   3,113     3,226     3,310
     United States.............................................   9,158     8,582     6,911
     Rest of world.............................................   3,709     3,151     4,140
                                                                 -------   -------   -------
                                                                 15,980    14,959    14,361
                                                                 =======   =======   =======

     The analysis of turnover and profit (loss) on ordinary activities before taxation by activity is as follows:

                                                                  1993      1994      1995
                                                                  L000      L000      L000
                                                                 ------    ------    ------
     Turnover
     LabSystems................................................  15,620    13,878    12,851
     Affinity Sensors..........................................     360     1,081     1,510
                                                                 -------   -------   -------
                                                                 15,980    14,959    14,361
                                                                 =======   =======   =======

                                                                  1993      1994      1995
                                                                  L000      L000      L000
                                                                 ------    ------    ------
     Profit (loss) on ordinary activities before taxation
     LabSystems................................................   1,903       927     1,975
     Affinity Sensors..........................................  (2,142)   (1,509)   (1,572)
                                                                 -------   -------   -------
                                                                   (239)     (582)      403
                                                                 =======   =======   =======

3.   PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION

     Profit (loss) on ordinary activities is stated after charging:

                                                                  1993      1994      1995
                                                                  L000      L000      L000
                                                                 ------    ------    ------
     Exceptional items included within administrative expenses
       -- redundancy and restructuring costs...................      --        --       507
       -- tangible fixed assets written off....................     273        --        --
     Depreciation
       -- owned tangible fixed assets..........................     604       893       781
     Hire of plant and machinery under operating leases........      17        59       154
     Operating lease rentals -- land and buildings.............     156       142       266
     Staff costs...............................................   4,588     5,018     4,638
     Research and development..................................   2,117     2,788     3,010

4.   STAFF COSTS

     Particulars of employees are shown below.

                                                                  1993      1994      1995
                                                                  L000      L000      L000
                                                                 ------    ------    ------
     Wages and salaries........................................   4,186     4,585     4,212
     Social security costs.....................................     357       392       334
     Other pension costs.......................................      45        41        92
                                                                 -------   -------   -------
                                                                  4,588     5,018     4,638
                                                                 =======   =======   =======

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The average weekly number of persons employed by the divisions was as follows:

                                                                  1993      1994      1995
                                                                 NUMBER    NUMBER    NUMBER
                                                                 ------    ------    ------
     Administration............................................      41        43        44
     Sales and support.........................................      68        81        73
     Research and development..................................      66        62        48
                                                                    ---       ---       ---
                                                                    175       186       165
                                                                    ===       ===       ===

5.   TAX ON PROFIT (LOSS) ON ORDINARY ACTIVITIES

     The tax charge is based on the result for the year and comprises:

                                                                         1993   1994   1995
                                                                         L000   L000   L000
                                                                         ---    ---    ---
     Corporation tax at 33%............................................  292    104    406
                                                                         ===    ===    ===

     In arriving at the tax charge for each year, no account has been taken of any deferred tax asset resulting from losses incurred by the sales offices in the United States.

     Management considers it would be imprudent to recognize such an asset as its recovery is not expected to occur in the foreseeable future.

     It is not practicable to quantify the tax losses carried forward in the United States.

6.  TANGIBLE FIXED ASSETS

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS     TOTAL
                                                 L000          L000          L000        L000
                                             -------------   ---------   ------------   ------
     COST
       At January 1, 1994...............          432           3,804          12        4,248
       Additions........................           --             925          14          939
       Disposals........................           --            (742)         (6)        (748)
       Exchange adjustment..............           --             (19)         --          (19)
                                                  ---        ---------        ---       ------
       At December 31, 1994.............          432           3,968          20        4,420
                                                  ---        ---------        ---       ------
     DEPRECIATION
       At January 1, 1994...............          172           1,886           7        2,065
       Charge for the year..............           35             849           9          893
       On disposals.....................           --            (416)         --         (416)
       Exchange adjustment..............           --              (6)         (1)          (7)
                                                  ---        ---------        ---       ------
       At December 31, 1994.............          207           2,313          15        2,535
                                                  ---        ---------        ---       ------
     NET BOOK VALUE
       At December 31, 1994.............          225           1,655           5        1,885
                                             =============   ========    ===========    ======
       At January 1, 1994...............          260           1,918           5        2,183
                                             =============   ========    ===========    ======
     COST
       At January 1, 1995...............          432           3,968          20        4,420
       Additions........................           --             793           2          795
       Disposals........................           --          (1,423)         (6)      (1,429)
       Exchange adjustment..............           --               5          --            5
                                                  ---        ---------        ---       ------
       At December 31, 1995.............          432           3,343          16        3,791
                                                  ---        ---------        ---       ------

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                               LEASEHOLD     PLANT AND   FIXTURES AND
                                             IMPROVEMENTS    EQUIPMENT     FITTINGS     TOTAL
                                                 L000          L000          L000        L000
                                             -------------   ---------   ------------   ------
     DEPRECIATION
       At January 1, 1995...............          207           2,313          15        2,535
       Charge for the year..............           37             742           2          781
       On disposals.....................           --          (1,111)         (6)      (1,117)
                                                  ---        ---------        ---       ------
       At December 31, 1995.............          244           1,944          11        2,199
                                                  ---        ---------        ---       ------
     NET BOOK VALUE
       At December 31, 1995.............          188           1,399           5        1,592
                                             =============   ========    ===========    ======
       At January 1, 1995...............          225           1,655           5        1,885
                                             =============   ========    ===========    ======

7.   STOCKS

                                                                            1994     1995
                                                                            L000     L000
                                                                            -----    -----
    Components............................................................     99      230
    Work-in-progress......................................................    121       58
    Finished goods........................................................    977      738
                                                                            -----    -----
                                                                            1,197    1,026
                                                                            =====    =====

8.   DEBTORS

     The following are included in the net book value of debtors:

                                                                            1994     1995
                                                                            L000     L000
                                                                            -----    -----
    Amounts falling due within one year:
      Trade debtors.......................................................  4,284    3,943
      Amounts owed by Fisons group undertakings...........................  1,091    1,340
      Other debtors.......................................................    145       --
      Prepayments and accrued income......................................    261      224
                                                                            -----    -----
                                                                            5,781    5,507
                                                                            =====    =====

9.   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                            1994     1995
                                                                            L000     L000
                                                                            -----    -----
    Bank overdraft........................................................    210    1,384
    Trade creditors.......................................................  1,120      819
    Amounts owed to Fisons group undertakings.............................    698      225
    Other creditors.......................................................    361      541
    Accruals and deferred income..........................................  2,413    2,064
                                                                            -----    -----
                                                                            4,802    5,033
                                                                            =====    =====

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                            INSTALLATION         OTHER
                                                              PROVISION       PROVISIONS      TOTAL
                                                                L000             L000          L000
                                                            -------------     -----------     ------
     BALANCE AT JANUARY 1, 1994...........................         375              99           474
     Charged to profit and loss account...................         212              83           295
     Released unused......................................          (3)           (116)         (119)
     Utilised.............................................          --              (3)           (3)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1994.........................         584              63           647
     Charged to profit and loss account...................         407              69           476
     Released unused......................................         (98)            (10)         (108)
     Utilised.............................................          --             (66)          (66)
                                                                   ---            ----          ----
     BALANCE AT DECEMBER 31, 1995.........................         893              56           949
                                                                   ===            ====          ====

11.  RECONCILIATION OF MOVEMENTS IN OWNER'S EQUITY

                                                             NET PARENT       CUMULATIVE
                                                               COMPANY        TRANSLATION
                                                             INVESTMENT       ADJUSTMENT      TOTAL
                                                                L000             L000          L000
                                                            -------------     -----------     ------
     At January 1, 1994...................................      13,568              27        13,595
     Capital injection....................................       1,031              --         1,031
     Retained loss for the year...........................        (686)             --          (686)
                                                                ------             ---        ------
     At December 31, 1994.................................      13,913              27        13,940
                                                                ======             ===        ======
     At January 1, 1995...................................      13,913              27        13,940
     Capital injection....................................       1,242              --         1,242
     Retained loss for the year...........................          (3)             --            (3)
     Gain on foreign currency translation.................          --               3             3
                                                                ------             ---        ------
     At December 31, 1995.................................      15,152              30        15,182
                                                                ======             ===        ======

12. RECONCILIATION OF OPERATING PROFIT (LOSS) TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                1993             1994          1995
                                                                L000             L000          L000
                                                            -------------     -----------     ------
     Profit (loss) on ordinary activities before
       taxation...........................................        (239)           (582)          403
     Adjustment for items not involving the movement of
       cash:
          Depreciation charge.............................         604             893           781
          Loss on disposal of fixed assets................          55             312           277
          Decrease in debtors.............................       1,643             245           273
          (Increase) decrease in stocks...................         (87)           (131)          171
          Increase (decrease) in creditors and
            provisions....................................        (163)          1,010          (640)
          Translation (loss) gain on consolidation........          27              12            (2)
                                                                 -----           -----         -----
     Net cash inflow from operating activities............       1,840           1,759         1,263
                                                                 =====           =====         =====

     The translation (loss) gain on consolidation is considered to be immaterial and has not been allocated to individual captions.

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13.  ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE YEAR

                                                           CASH AT BANK       BANK
                                                           AND IN HAND     OVERDRAFTS      NET
                                                               L000           L000        L000
                                                           ------------    ----------    -------
     Balance at January 1, 1993..........................       5,643             --       5,643
     Movement in year....................................       3,093           (187)      2,906
                                                               ------         ------      ------
     Balance at December 31, 1993........................       8,736           (187)      8,549
     Movement in year....................................       1,790            (23)      1,767
                                                               ------         ------      ------
     Balance at December 31, 1994........................      10,526           (210)     10,316
     Movement in year....................................       2,513         (1,174)      1,339
                                                               ------         ------      ------
     Balance at December 31, 1995........................      13,039         (1,384)     11,655
                                                               ======         ======      ======

14.  RELATED PARTY TRANSACTIONS

  Sales to other Fisons entities

     Both divisions make the majority of overseas sales via other Fisons businesses, which in turn sell product to end users. These combined financial statements include the selling operations based in the United States, but not those in other territories as these entities are not being acquired by Thermo BioAnalysis. The total sales to other Fisons businesses (except for those based in the United States) are as follows:

                                                                         AFFINITY
                                                         LABSYSTEMS       SENSORS      TOTAL
                         YEAR ENDED                         L000           L000         L000
                                                         -----------     ---------     ------
     December 31, 1993.................................     2,820           176        2,996
                                                            =====           ===        =====
     December 31, 1994.................................     2,217           271        2,488
                                                            =====           ===        =====
     December 31, 1995.................................     1,856           447        2,303
                                                            =====           ===        =====

15.  OPERATING LEASE COMMITMENTS

     Annual commitments under noncancellable operating leases are as follows:

                                                            1993           1994         1995
                                                            L000           L000         L000
                                                         -----------     ---------     ------
     Land and buildings
     Expiry date:
          -- between two and five years................        88            88           88
          -- after five years..........................       141           142          269
                                                                                       ------
                                                                                           -
                                                          -------        ---- ---
                                                              229           230          357
                                                          =======        =======       =======
     Other
     Expiry date:
          -- within one year...........................        --            63           24
          -- between two and five years................         8            45           63
                                                                                       ------
                                                                                           -
                                                          -------        ---- ---
                                                                8           108           87
                                                          =======        =======       =======

            AFFINITY SENSORS AND LABSYSTEMS DIVISIONS OF FISONS PLC

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

16. CONTINGENT LIABILITIES

     A third party has claimed that a part used by Affinity Sensors in their products may infringe one of its patents.

     The management of Affinity Sensors considers that the likelihood of a material liability resulting from this claim is remote. Accordingly, no provision has been made in respect of this claim in these combined financial statements.

17. PENSION ARRANGEMENTS

     The majority of the United Kingdom employees of LabSystems and Affinity Sensors belongs to group defined benefit pension schemes operated by Fisons plc. These schemes are funded to cover future pension liabilities after allowing for expected future earnings and pension increases.

     The costs of providing these benefits are addressed in accordance with the advice of professionally qualified actuaries. Contributions are based on pension costs across the Fisons plc group as a whole.

     Actuarial valuations of these schemes are undertaken on a regular basis by independent qualified actuaries using the projected unit method.

     The last valuation of the UK pension scheme, being the scheme principally affecting these combined financial statements, was made at March 31, 1994. Particulars of that valuation may be found in the Fisons plc financial statements for the year ended December 31, 1994.

     The aggregate pension cost charged in these combined financial statements is shown in Note 4. There were no provisions or prepayments in the combined balance sheet at either December 31, 1994 or 1995 resulting from a difference between the amounts recognised as cost and the amounts paid to the schemes.

     Following the acquisition of a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc by Thermo Instrument Systems Inc., no contributions will be paid to Fisons group pension schemes after September 1996. Those employees who are eligible have been offered membership of certain defined contribution pension schemes operated by Thermo Instrument Systems Inc. or its parent company.

18.  POST BALANCE SHEET EVENTS

     On March 29, 1996, a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (of which LabSystems and Affinity Sensors form a part) was acquired by Thermo Instrument Systems Inc., a company incorporated in the United States.

                         THERMO BIOANALYSIS CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 28, 1996

                                  (UNAUDITED)


     On February 7, 1996, the Company acquired substantially all the assets of the DYNEX Technologies ("DYNEX") division of Dynatech Corporation ("Dynatech") for approximately $43.2 million in cash. On March 29, 1996, Thermo Instrument Systems Inc. ("Thermo Instrument") acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"). On July 22, 1996, the Company acquired the Affinity Sensors and LabSystems divisions of Fisons from Thermo Instrument for $9.0 million in cash. Because the Company, Affinity Sensors and LabSystems were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the Company's 1996 historical financial information includes the results of operations of Affinity Sensors and LabSystems from March 29, 1996, the date these businesses were acquired by Thermo Instrument. During 1996, the Company wrote-off $3.5 million of acquired technology in connection with the acquisitions of Affinity Sensors and LabSystems. This nonrecurring expense has been omitted from the pro forma combined condensed statements of operations. To help finance the acquisition of DYNEX, the Company borrowed $30.0 million from Thermo Electron Corporation ("Thermo Electron") pursuant to a promissory note due February 1997, and bearing interest at the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In conjunction with the acquisition of Affinity Sensors and LabSystems in July 1996, the Company issued to Thermo Instrument a $50.0 million principal amount 4.875% subordinated convertible note (the "Convertible Note"), due 2001, convertible into shares of the Company's common stock at $16.50 per share. The Company used part of the proceeds of the Convertible Note to retire the $30.0 million promissory note.



     The following unaudited pro forma combined condensed statement of operations sets forth the results of operations for the year ended December 28, 1996, as if the acquisitions of DYNEX, Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument had occurred at the beginning of 1996. DYNEX has a fiscal year which differs from the Company's fiscal year-end. The historical results of operations for DYNEX presented below have been adjusted to conform to the Company's fiscal year-end for purposes of the pro forma combined condensed statement of operations. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of DYNEX and Affinity Sensors and LabSystems and the issuance of the Convertible Note to Thermo Instrument occurred at the beginning of 1996. These statements should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, DYNEX and Affinity Sensors and LabSystems appearing elsewhere in this Prospectus.



                                                                   HISTORICAL
                                                    -----------------------------------------
                                                                     DYNEX         AFFINITY
                                                                  TECHNOLOGIES   SENSORS AND
                                                                    DIVISION      LABSYSTEMS          PRO FORMA
                                                      THERMO      OF DYNATECH     DIVISIONS     ----------------------
                                                    BIOANALYSIS   CORPORATION     OF FISONS     ADJUSTMENTS   COMBINED
                                                    -----------   ------------   ------------   -----------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..........................................    $71,649        $2,821        $  4,367       $    --     $78,837
                                                     --------      --------        --------      --------     --------
Costs and Operating Expenses:
  Cost of revenues................................     37,807         1,794           2,059           102      41,762
  Selling, general and administrative
     expenses.....................................     20,987         1,475           3,300           217      25,979
  Research and development expenses...............      7,298           351             764            --       8,413
  Write-off of acquired technology................      3,500            --              --        (3,500)         --
                                                     --------      --------        --------      --------     --------
                                                       69,592         3,620           6,123        (3,181)     76,154
                                                     --------      --------        --------      --------     --------
Operating Income (Loss)...........................      2,057          (799)         (1,756)        3,181       2,683
Interest Income...................................      1,280            12              --            --       1,292
Interest Expense..................................     (1,873)         (183)             --          (382)     (2,438)
                                                     --------      --------        --------      --------     --------
Income (Loss) Before Income Taxes.................      1,464          (970)         (1,756)        2,799       1,537
Income Tax Provision (Benefit)....................      1,900            11              --          (815)      1,096
                                                     --------      --------        --------      --------     --------
Net Loss..........................................       (436)       $ (981)       $ (1,756)      $ 3,614     $   441
                                                     ========      ========        ========      ========     ========
Income (Loss) per Share...........................       (.05)                                                $   .05
                                                     ========                                                 ========
Weighted Average Shares...........................      8,601                                                   8,601
                                                     ========                                                 ========

                         THERMO BIOANALYSIS CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION


     The historical financial statements of Affinity Sensors and LabSystems, which are denominated in British pounds sterling, have been translated into U.S. dollars for the pro forma combined condensed statement of operations at the average exchange rate of approximately 1.53 British pounds sterling per U.S. dollar for the year ended December 28, 1996.



NOTE 2 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 28, 1996 (IN THOUSANDS, EXCEPT IN TEXT)



                                                                                 DEBIT (CREDIT)
                                                                                 --------------
COST OF REVENUES
Increase in the finished goods inventory of DYNEX to the estimated selling price, less the sum of the costs of disposal and a reasonable profit
  allowance for the Company's selling efforts..................................    $      102
                                                                                   ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Eliminate corporate service fees charged to DYNEX by Dynatech Corporation......           (75)
Service fee of 1.0% of the revenues of DYNEX, Affinity Sensors and LabSystems for services provided under a services agreement between the Company and
  Thermo Electron..............................................................            72
Amortization over 40 years of $32,740,000 of cost in excess of net assets of acquired companies created by the acquisition of DYNEX, and over 8 years of
  $3,084,000 of product technology and capitalized software created by the
  acquisitions of Affinity Sensors and LabSystems..............................           220
                                                                                   ----------
                                                                                          217
                                                                                   ----------
WRITE-OFF OF ACQUIRED TECHNOLOGY
Reverse the write-off of acquired technology under development associated with
  the acquisitions of Affinity Sensors and LabSystems..........................        (3,500)
                                                                                   ----------
INTEREST EXPENSE
Eliminate the corporate interest allocation charged to DYNEX by Dynatech
  Corporation as a direct consequence of the acquisition of DYNEX by the
  Company without the assumption of DYNEX debt.................................          (183)
Increase interest expense on the Convertible Note issued to Thermo Instrument, due to the assumed issuance of the Convertible Note at the beginning of
  1996.........................................................................         1,359
Eliminate interest expense on the $30,000,000 principal amount promissory note payable to Thermo Electron, due to its assumed repayment with the proceeds of
  the Convertible Note issued to Thermo Instrument.............................          (794)
                                                                                   ----------
                                                                                          382
                                                                                   ----------
INCOME TAX PROVISION (BENEFIT)
Income tax benefit associated with the utilization of the U.S. portion of net
  operating losses at Affinity Sensors and LabSystems..........................          (623)
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of acquired companies and the write-off of acquired technology), calculated at the Company's statutory
  income tax rate of 40%.......................................................          (192)
                                                                                   ----------
                                                                                         (815)
                                                                                   ----------

======================================================
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
The Company...........................    2
Risk Factors..........................    2
Price Range of Common Stock...........    7
Dividend Policy.......................    7
Selected Quarterly Financial Data
  (Unaudited).........................    7
Selected Financial Information........    8
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    9
Management's Discussion and Analysis
  of Results of Operations of DYNEX
  Technologies........................   12
Management's Discussion and Analysis
  of Results of Operations of Affinity
  Sensors and LabSystems..............   13
Business..............................   15
Relationship with Thermo Electron and
  Thermo Instrument...................   20
Management............................   24
Security Ownership of Certain
  Beneficial Owners and Management....   31
Selling Shareholders..................   33
Sale of Shares........................   38
Description of Capital Stock..........   39
Shares Eligible for Future Sale.......   40
Legal Matters.........................   40
Experts...............................   40
Additional Information................   41
Index to Financial Statements.........  F-1
          ------------------------
     UNTIL             , 1997 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
============================================


======================================================

                                1,601,500 SHARES

                           [THERMO BIOANALYSIS LOGO]

                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS

                                           , 1997

                              -------------------

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee.


          Securities and Exchange Commission registration fee..........  $    6,586
          Legal fees and expenses......................................      10,000
          Accounting fees and expenses.................................      10,000
          Printing and engraving expenses..............................      20,000
          Miscellaneous................................................       2,000
                                                                            -------
                    Total..............................................  $   48,586
                                                                            =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Registrant and to its shareholders and provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Registrant's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and 10.10 hereto, respectively.

     Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Registrant, against certain liabilities which might be incurred in connection with the performance of their duties.

     The Selling Shareholders are obligated under the Purchase Agreements to indemnify Directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On February 24, 1995, Thermo Instrument transferred to the Registrant all of the assets and operations relating to its bioinstruments business in exchange for 6,500,000 shares of Common Stock of the Registrant and the assumption by the Registrant of certain liabilities relating to such business. Exemption from registration for this transaction is claimed under Section 4(2) of the Securities Act.

     On March 15, 1995, the Registrant sold an aggregate of 700,000 shares of Common Stock to accredited investors for an aggregate purchase price of $6,530,000 pursuant to Regulation D of the Commission promulgated under the Securities Act. On April 19, 1995, the Registrant sold an aggregate of 901,500 shares of Common Stock to accredited investors for an aggregate purchase price of $8,388,000 pursuant to Regulation D of the Commission promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (B) FINANCIAL STATEMENT SCHEDULES


     The Financial Statement Schedules as of December 28, 1996 and the Report of Independent Public Accountants on such schedules are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on this 2nd day of April, 1997.


                                            THERMO BIOANALYSIS CORPORATION

                                                         BARRY S. HOWE
                                            By:.................................
                                                        BARRY S. HOWE
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                     DATE
------------------------------------------   --------------------------------------------------
              BARRY S. HOWE*                 Chief Executive Officer,        April 2, 1997
 ..........................................     President and Director
              BARRY S. HOWE                    (Principal Executive
                                               Officer)
           JOHN N. HATSOPOULOS*              Vice President and Chief        April 2, 1997
 ..........................................     Financial Officer
           JOHN N. HATSOPOULOS                 (Principal Financial
                                               Officer)
            PAUL F. KELLEHER*                Chief Accounting Officer        April 2, 1997
 ..........................................     (Principal Accounting
             PAUL F. KELLEHER                  Officer)
          RICHARD W. K. CHAPMAN*             Chairman of the Board and       April 2, 1997
 ..........................................     Director
          RICHARD W. K. CHAPMAN
 ..........................................   Vice Chairman of the Board      April   , 1997
              DENIS A. HELM                    and Director
           JONATHAN W. PAINTER*              Director                        April 2, 1997
 ..........................................
           JONATHAN W. PAINTER
 ..........................................   Director                        April   , 1997
              ARVIN H. SMITH
          ELIAS P. GYFTOPOULOS*              Director                        April 2, 1997
 ..........................................
           ELIAS P. GYFTOPOULOS
           ARNOLD N. WEINBERG*               Director                        April 2, 1997
 ..........................................
            ARNOLD N. WEINBERG

           *JONATHAN W. PAINTER
 ..........................................
 JONATHAN W. PAINTER
Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF THERMO BIOANALYSIS CORPORATION:



     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermo BioAnalysis Corporation included in Thermo BioAnalysis Corporation's Form S-1 and have issued our report thereon dated February 11, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermo BioAnalysis Corporation's schedule of Valuation and Qualifying Accounts, included in Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts

February 11, 1997

                                                                     SCHEDULE II

                         THERMO BIOANALYSIS CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                      BALANCE AT                PROVISION                               BALANCE
                                      BEGINNING    ACCOUNTS    CHARGED TO     ACCOUNTS                  AT END
            DESCRIPTION                OF YEAR     RECOVERED     EXPENSE     WRITTEN OFF   OTHER (A)    OF YEAR
------------------------------------  ----------   ---------   -----------   -----------   ---------   ---------
YEAR ENDED DECEMBER 31, 1994
  Allowance for Doubtful Accounts...     $153        $  15        $  --         $ (14)       $    --     $ 154
YEAR ENDED DECEMBER 30, 1995
  Allowance for Doubtful Accounts...     $154        $  --        $   2         $  (2)       $    --     $ 154
YEAR ENDED DECEMBER 28, 1996
  Allowance for Doubtful Accounts...     $154        $   9        $ 210         $(188)       $   806     $ 991


---------------


(a) Allowances of businesses acquired during the year as described in Note 2 to the Company's Consolidated Financial Statements and the effect of foreign currency translation.

                                 EXHIBIT INDEX

     Each exhibit listed below which is marked by an asterisk (*) is incorporated by reference to the correspondingly numbered exhibit to the Company's Registration Statement on Form S-1 (File No. 333-8697).


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------         ----------------------------------------------------------------------------
    *2        --    Purchase Agreement dated as of February 5, 1996 by and among the Registrant,
                    Dynatech Corporation and certain of their respective affiliates. Pursuant to
                    Item 601(b)(2) of Regulation S-K, schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
    *3.1      --    Certificate of Incorporation of the Registrant.
    *3.2      --    By-Laws of the Registrant.
    *4        --    Specimen Common Stock Certificate.
    +5        --    Opinion of Seth H. Hoogasian, Esq. with respect to the validity of the securities being offered.
   *10.1      --    Corporate Services Agreement dated as of February 27, 1995 between Thermo
                    Electron Corporation ("Thermo Electron") and the Registrant.
    10.2      --    Thermo Electron Corporate Charter, as amended and restated effective January
                    3, 1993 (incorporated by reference herein from Exhibit 10.1 to Thermo
                    Electron's Annual Report on Form 10-K for the fiscal year ended January 2,
                    1993 [File No. 1-8002]).
   *10.3      --    Tax Allocation Agreement dated as of February 27, 1995 between Thermo
                    Electron and the Registrant.
    10.4      --    Amended and Restated Master Repurchase Agreement dated as of December 28,
                    1996 between Thermo Electron and the Registrant (incorporated by reference herein from Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for
                    the fiscal year ended December 28, 1996).
   *10.5      --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 among
                    Thermo Electron, Thermo Instrument and the Registrant.
   *10.6      --    Master Guarantee Reimbursement Agreement dated as of February 27, 1995 between Thermo Instrument and the Registrant.
   *10.7      --    Equity Incentive Plan of the Registrant.
   *10.8      --    Deferred Compensation Plan for Directors of the Registrant.
   *10.9      --    Directors Stock Option Plan of the Registrant.
   *10.10     --    Form of Indemnification Agreement for Officers and Directors.
   *10.11     --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Instrument and the Registrant.
   *10.12     --    Asset Transfer Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   *10.13     --    Exclusive License Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   *10.14     --    Exclusive License Agreement dated as of February 27, 1995 between the
                    Registrant and Thermo Separation Products Inc.
   *10.15     --    Manufacturing Agreement dated as of February 27, 1995 between Thermo
                    Separation Products Inc. and the Registrant.
   *10.16     --    Note Purchase Agreement dated as of July 22, 1996 between Thermo Instrument and the Registrant.
   *10.17     --    $50,000,000 Principal Amount 4.875% Convertible Subordinated Note due 2001
                    dated July 22, 1996.
   *10.18     --    Asset and Share Purchase Agreement dated as of July 22, 1996 among SID
                    Instruments Inc., HB Instruments Inc., the Registrant and Thermo Instrument.
   *10.19     --    Asset Purchase Agreement dated as of July 22, 1996 among Thermo Labsystems
                    Limited, FI Instruments Inc., Thermo Fast UK Limited, the Registrant and
                    Thermo Instrument.
    10.20     --    Restated Stock Holding Assistance Plan and Form of Promissory Note
                    (incorporated by reference herein from Exhibit 10.20 to the Registrant's
                    Annual Report on Form 10-K for the fiscal year ended December 28, 1996).

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------         ----------------------------------------------------------------------------
   +10.21     --    Form of Securities Purchase Agreement between the Company and certain purchasers of securities of the Company, including certain officers, directors and affiliates of the Company, in private placements in March and
                    April 1995.
                    In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of Thermo Electron and Thermo Instrument for services rendered to the Registrant or such affiliated corporations. Thermo
                    Electron's plans were filed as Exhibits 10.21 through 10.44 to the Annual
                    Report on Form 10-K of Thermo Electron for the fiscal year ended December
                    30, 1995 [File No. 1-8002] and as Exhibit 10.19 to the Annual Report on Form
                    10-K of Trex Medical Corporation for the fiscal year ended September 28,
                    1996 [File No. 1-11827], and Thermo Instrument's plans were filed as
                    Exhibits 10.18 through 10.27 to the Annual Report on Form 10-K of Thermo
                    Instrument for the fiscal year ended December 28, 1996, [File No. 1-9786], and are incorporated herein by reference.
   11         --    Computation of Earnings per Share.
   21         --    Subsidiaries of the Registrant (incorporated by reference herein from
                    Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996).
   23.1       --    Consent of Arthur Andersen LLP.
   23.2       --    Consent of Coopers & Lybrand.
   23.3       --    Consent of Arthur Andersen LLP.
   23.4       --    Consent of Arthur Andersen.
   23.5       --    Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5).
   24         --    Power of Attorney. (See Signature Page of this Registration Statement).


---------------

+ Previously filed.